Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

BCP IV GRAFTECH HOLDINGS LP,

ATHENA ACQUISITION SUBSIDIARY INC.

and

GRAFTECH INTERNATIONAL LTD.

Dated as of May 17, 2015

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 17, 2015 by and among BCP IV GrafTech Holdings LP, a Delaware limited partnership (“Parent”), Athena Acquisition Subsidiary Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), and GrafTech International Ltd., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, it is proposed that Parent shall commence a tender offer (the “Offer”) to acquire all of the outstanding shares (the “Company Shares”) of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”), at a price of $5.05 per Company Share, net to the holder thereof in cash (such amount, or any higher amount per Company Share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein;

WHEREAS, it is also proposed that, as soon as practicable following the consummation of the Offer, but only to the extent the Merger Condition is satisfied, (i) Parent will transfer the Company Preferred Stock (as defined herein) to Acquisition Sub, (ii) Acquisition Sub (instead of Parent) will accept the shares for purchase in the Offer, and (iii) Acquisition Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and each Company Share that is not tendered and accepted pursuant to the Offer (other than Cancelled Company Shares, Dissenting Company Shares and Non-Cancelled Company Shares) will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, and the Company will survive the Merger as a wholly owned subsidiary of Parent, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the parties intend for the Merger to be effected under Section 251(h) of the DGCL pursuant to the terms of this Agreement;

WHEREAS, the Company Board has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer and, if applicable, the Merger upon the terms and subject to the conditions contained herein and (iii) resolved to recommend that the holders of Company Shares accept the Offer and tender their Company Shares to Parent or Acquisition Sub, as applicable, pursuant to the Offer;

WHEREAS, the board of directors of each of Parent and Acquisition Sub have (i) declared the transactions contemplated by this Agreement are in the best interest of Parent and Acquisition Sub, respectively, and (ii) approved the execution by Parent and Acquisition Sub, respectively, of this Agreement;

WHEREAS, concurrently herewith, and as a condition and inducement to enter into this Agreement, Brookfield Capital Partners IV L.P. (“Brookfield”) has delivered a limited guarantee

(the “Fund Guarantee”) in favor of the Company, pursuant to which Brookfield has irrevocably guaranteed the payment, performance and discharge of the obligations of Parent and Acquisition Sub under this Agreement;

WHEREAS, Parent has required, as a condition to its willingness to enter into this Agreement, that certain stockholders and their Affiliates (collectively the “Major Stockholders”) enter into a Tender and Support Agreement, dated as of the date hereof (the “Support Agreement”), simultaneously herewith, pursuant to which, among other things, the Major Stockholders have agreed to tender their Company Shares and take certain other actions in furtherance of the Merger, in each case on the terms and subject to the conditions provided for in the Support Agreement; and

WHEREAS, Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Acquisition Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptance Time” shall mean the initial acceptance for payment by Parent of Company Shares pursuant to the Offer.

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Acquisition Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement and the transactions contemplated by the Investment Agreement) involving: (i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other Person(s), of Company Shares representing more than twenty percent (20%) of the Company Shares outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than twenty percent (20%) of the Company Shares outstanding after giving effect to the consummation of such tender or exchange offer; (ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such sale, transfer, acquisition or disposition); (iii) any merger, consolidation, business combination, share exchange or other similar transaction involving the Company pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold Company Shares representing more than twenty percent (20%) of the Company Shares outstanding after giving effect to the consummation of such transaction; (iv) a liquidation, dissolution or other winding up of the Company; (v) any transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, more than twenty percent (20%) of the Company Shares or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than 20% of the voting power of the Company; or (vi) any combination of the foregoing.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person; provided, however, that (i) portfolio companies in which any Person or any of its Affiliates has an investment shall not be deemed an Affiliate of such Person and (ii) none of Parent nor Parent’s Affiliates shall be deemed to be an Affiliate of the Company by virtue of the Investment Agreement or the consummation of the transactions contemplated thereby. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York or the State of Ohio are authorized or required by Law or other governmental action to close.

“CFIUS” shall mean the Committee on Foreign Investment in the United States of America.

“CFIUS Clearance” shall mean (a) the receipt by the parties of written notice from CFIUS pursuant to Exon-Florio with (i) its determination that the transactions contemplated hereby are not subject to Exon-Florio, (ii) its determination following a review or investigation of the Offer that there are no unresolved national security concerns, or (iii) a determination by the President of the United States not to suspend or prohibit the transactions contemplated hereby pursuant to his authority under Exon-Florio, and (b) CFIUS has not required any condition to mitigate any threat to the national security of the United States that is unacceptable to Parent or, in the event of a Partial Acquisition only, the Company; provided that each reference to “CFIUS Clearance” in this Agreement shall be deemed to include a determination by Parent and the Company, based on having obtained CFIUS Clearance in connection with the Investment Agreement for a transaction determined by CFIUS to be subject to Exon-Florio, that it is unnecessary to obtain CFIUS Clearance in connection the transactions contemplated hereby.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2015 set forth in the Company’s Quarterly Report on Form 10-Q filed by the Company with the SEC for the quarterly period ended March 31, 2015.

“Company Balance Sheet Date” shall mean March 31, 2015.

“Company Board” shall mean the Board of Directors of the Company.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Intellectual Property Rights” means Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries including the Registered Intellectual Property Rights listed on Section 4.15(a) of the Company Disclosure Letter.

“Company Material Adverse Effect” shall mean any change, effect, event, circumstance, occurrence or development (“Effect”), individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that is or is reasonably likely to be materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following and no Effect resulting from, attributable to or arising out of any of the following individually or taken together, shall be deemed to be, cause or constitute, or be taken into account in determining whether a “Company Material Adverse Effect” has occurred: (A) any change in the Company’s stock price or trading volume on the NYSE, (B) any failure by the Company to meet internal or analyst revenue, earnings or other financial projections or expectations for any period, (C) any default of or acceleration or repurchase obligation under the Credit Agreement, Senior Notes or Senior Subordinated Notes as a direct result of the transactions contemplated by the Investment Agreement or this Agreement (including any event of default as a result of a cross default), (D) any Effect that results from changes affecting the industry in which the Company operates, or the United States economy generally, or any Effect that results from changes affecting general worldwide economic or United States or global capital market conditions, (E) any Effect caused by the announcement or pendency of the transactions contemplated by this Agreement or the other documents contemplated hereby, or the identity of Parent or any of its Affiliates as the purchaser in connection with the transactions contemplated by this Agreement, (F) acts of war or terrorism or natural disasters, (G) the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein and therein, or any action taken or omitted to be taken by the Company at the written request or with the prior written consent of Parent, (H) changes in GAAP or other accounting standards (or any interpretation thereof), (I) changes in any Laws or other binding directives issued by any Governmental Authority or interpretations or enforcement thereof or (J) the matters set forth in Section 1.1(J) of the Company Disclosure Letter; provided, however, that (x) the exceptions in clause (A) and (B) shall not prevent or otherwise affect a determination that any Effect underlying such change or failure has resulted in, or contributed to, a Company Material Adverse Effect, (y) with respect to clauses (D), (F) and (I), such Effects, alone or in combination, may be deemed to constitute, or be taken into account in determining whether a Company Material Adverse Effect has occurred, but only to the extent such Effects disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industry as the Company and its Subsidiaries.

“Company Options” shall mean any options to purchase Company Common Stock outstanding under any of the Company Stock Plans.

“Company Preferred Stock” shall mean the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock.

“Company Registered Intellectual Property Rights” shall mean all of the Registered Intellectual Property Rights owned by, filed in the name of, or applied for by the Company or any of its Subsidiaries.

“Company Restricted Stock Units” shall mean any award to deliver Company Common Stock upon the satisfaction of specified vesting criteria that is outstanding under any of the Company Stock Plans. For purposes of this Agreement, Company Restricted Stock Units shall include any award to deliver Company Common Stock upon the satisfaction of specified performance- or time-based vesting criteria.

“Company Stock Plans” shall mean (i) the Amended and Restated GrafTech International Ltd. 2005 Equity Incentive Plan and (ii) any other compensatory equity plans or Contracts of the Company.

“Company Stockholders” shall mean holders of shares of Company Capital Stock, in their respective capacities as such.

“Continuing Employees” shall mean all employees of the Company who, as of the Closing, continue their employment with the Company or any of its Subsidiaries or, outside the U.S., who remain or become employees of the Company or any of its Subsidiaries, Parent or any Subsidiary of Parent as required by applicable Law.

“Contract” shall mean any binding written agreement, contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense, understanding, arrangement, instrument or other legally binding agreement.

“Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated as of February 27, 2015, among the Company, GrafTech Finance Inc.,

GrafTech Luxembourg I S.a.r.l., GrafTech Luxembourg II S.a.r.l., GrafTech Switzerland S.A., the LC Subsidiaries (as defined therein) from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as administrative agent (as amended, restated, supplemented or otherwise modified from time to time).

“DDTC” shall mean the U.S. Department of State Directorate of Defense Trade Controls.

“Delaware Law” shall mean the DGCL and any other applicable law (including common law) of the State of Delaware.

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“DOL” shall mean the United States Department of Labor or any successor thereto.

“Environmental Law” shall mean any and all applicable Laws relating to (i) pollution, (ii) the protection of the environment (including ambient air, indoor air, surface water, groundwater, soil, substrata or land), endangered species, or natural resources, (iii) exposure of any individual to Hazardous Substances, or (iv) otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Excluded Party” shall mean any Person, group of Persons or group of Persons that includes any Person or group of Persons, from whom the Company or any of its Representatives has received prior to the No-Shop Period Start Date a written Acquisition Proposal that the Company Board determines in good faith (such determination to be made no later than one (1) Business Day after the No-Shop Period Start Date), after consultation with outside counsel and its financial advisors, is or could reasonably be expected to result in a Superior Proposal.

“Exon-Florio” shall mean 50 U.S.C. App. § 2170 and the regulations promulgated pursuant thereto as set forth in 31 C.F.R. Part 800.

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Go-Shop Termination Fee” means a termination fee equal to $7,500,000.

“Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

“Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive materials, and asbestos.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Intellectual Property” shall mean all intellectual property, regardless of form, including: (i) published and unpublished works of authorship, including audiovisual works, collective works, computer programs (including all source code and object code) and all other technology, compilations, databases, derivative works, literary works, maskworks, and sound recordings (“Works of Authorship”); (ii) protectable inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (iii) trademarks, service marks, trade dress, trade names, slogans and logos (“Trademarks”); (iv) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques (“Confidential Information”); and (v) internet domain names.

“Intellectual Property Rights” shall mean all rights in, arising out of, associated with, or protecting Intellectual Property in any jurisdiction, including: (i) rights in, arising out of, or associated with Works of Authorship, including rights granted under the Copyright Act (“Copyright Rights”); (ii) rights in, arising out of, or associated with Inventions, including rights granted under the Patent Act (“Patent Rights”); (iii) rights in, arising out of, or associated with Trademarks, including rights granted under the Lanham Act (“Trademark Rights”); and (iv) rights in, arising out of, or associated with Confidential Information.

“Intervening Event” shall mean any material event or circumstance arising after the date hereof that (i) was neither known to the Company Board nor reasonably foreseeable as of or prior to the date hereof, (ii) does not relate to (A) the filing of any required notices under applicable Antitrust Laws or other regulations, including CFIUS and ITAR, (B) the announcement of the transactions contemplated by this Agreement, or (C) any Acquisition Proposal.

“Investment Agreement” shall mean that certain Investment Agreement (including the schedules and exhibits thereto), dated as of May 4, 2015 by and between the Company and Parent.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“ITAR” shall mean the International Traffic in Arms Regulations, as set forth in 22 C.F.R. Parts 120 to 130.

“ITAR Pre-Notification Requirement” shall mean the submission by the Company of a notice (including all required accompanying materials) to DDTC via registered, overnight mail and email at least 60 days in advance of the Acceptance Time, as provided for in 22 C.F.R. § 122.4(b) and DDTC’s 60-Day Notice Guidance.

“Knowledge” of the Company shall mean the actual knowledge after reasonable inquiry of one or more of Joel L. Hawthorne, Erick R. Asmussen, Quinn Coburn, John D. Moran, Lionel D. Batty, Darrell Blair, Michael Carr and Tom Jacques.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any action, lawsuit, litigation, arbitration, proceeding (including civil, criminal, administrative or appellate proceeding), hearing, commenced, brought or conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Letter of Intent” shall mean that certain letter agreement, dated as of April 29, 2015, by and between Brookfield Capital Partners Ltd. and the Company, relating to the transactions contemplated hereby.

“Liabilities” shall mean any debt, liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, liability, obligation or commitment is immediately due and payable).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“NYSE” shall mean The New York Stock Exchange.

“Order” shall mean any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Partial Acquisition” shall mean Parent’s or Acquisition Sub’s, as applicable, acquisition of the Company Common Stock in accordance with the terms and conditions of the Offer and in an amount equal to or greater than the Minimum Condition but less than the Merger Condition.

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP; (iii) leases, subleases and real estate licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations and deposits securing liability to insurance carriers under insurance or self insurance in respect of such obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, including to secure health, safety and environmental obligations, in each case in the ordinary course of business consistent with past practice; (vi) minor defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions that are not violated in any material respect and do not adversely affect in any material respect the current value or use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 or the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC March 2, 2015 as amended by the Company’s Form 10-K/A filed with the SEC April 30, 2015; (viii) statutory, common law or contractual liens of landlords; (ix) with respect to Intellectual Property and Intellectual Property Rights, restrictions associated with non-exclusive licenses and (x) Liens described in Section 1.1 of the Company Disclosure Letter.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Personal Information” means, in addition to any definition provided by the Company for any similar term (e.g., “personally identifiable information” or “PII”) in any Company privacy policy or other public-facing statement, all information that identifies, allows identification of or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number or government-issued identifier (including Social Security number and driver’s license number), date of birth, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), together with other information to the extent collected and associated by the Company with such individual, as so associated, which may include (to the extent collected and associated by the Company with such individual, as so associated): (a) information that is created, maintained, or accessed by an individual (e.g., videos, audio or individual contact information); (b) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed); and (c) Internet Protocol addresses, unique device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person. Personal Information includes the foregoing information in any form, including paper, electronic and other forms.

“Privacy Laws” means all Laws governing the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disclosure or transfer of Personal Information, including the Children’s Online Privacy Protection Act as revised effective July 1, 2013, the California Online Privacy Protection Act, the Communications Decency Act, the Payment Card Industry Data Security Standard, the CAN-SPAM Act, Canada’s Anti-Spam Legislation and all Laws governing breach notification.

“Registered Intellectual Property Rights” shall mean all Intellectual Property Rights that are the subject of an application, certificate, or registration issued or recorded by, any Governmental Authority in any jurisdiction, including (i) all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with Patent Rights; (ii) all applications, renewals, extensions, and reversions associated with Copyright Rights; and (iii) all applications, renewals, and extensions associated with Trademark Rights.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement, a form of which is attached to the Investment Agreement as Schedule C, and which shall be entered into by and between the Company and Parent concurrently with the closing of Parent’s purchase of the Company Preferred Stock pursuant to the Investment Agreement.

“Required Regulatory Authorities” shall mean CFIUS and DDTC.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Senior Notes” shall mean the 6.375% senior promissory notes of the Company, issued on November 20, 2012, due 2020.

“Senior Subordinated Notes” shall mean the senior subordinated promissory notes of the Company, issued on November 30, 2010, for an aggregate total face amount of $200 million, due November 2015.

“Series A Convertible Preferred Stock” shall mean the Series A Convertible Preferred Stock, par value $0.01, of the Company.

“Series B Convertible Preferred Stock” shall mean the Series B Convertible Preferred Stock, par value $0.01, of the Company.

“Stockholder Rights Agreement” shall mean that certain Stockholder Rights Agreement, a form of which is attached to the Investment Agreement as Schedule D, and which shall be entered into by and between the Company and Parent concurrently with the closing of Parent’s purchase of the Company Preferred Stock pursuant to the Investment Agreement.

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account reasonably available information (including relevant legal, financial and regulatory aspects of such Acquisition Proposal) and the likelihood of consummation of such Acquisition Transaction, would be more favorable from a financial point of view to the holders of Company Shares (in their capacity as such) than the Offer and the Merger, after taking into account any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” (i) all references to “more than twenty percent (20%) of the Company Shares” in the definition of “Acquisition Transaction” shall be deemed to be references to “more than thirty-five percent (35%) of the Company Shares (including the Underlying Common Shares)”; (ii) all references to “more than twenty percent (20%) of the consolidated assets” shall be deemed references to “more than thirty-five percent (35%) of the consolidated assets” and (iii) all references to “more than 20% of the voting power” shall be deemed references to “more than 35% of the voting power (including the Underlying Common Shares).”

“Tax” shall mean (i) any and all U.S. federal, state and local and non-U.S. taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, occupancy, ad valorem, transfer, franchise, environmental, customs duty, capital stock, severance, stamp, withholding, payroll, recapture, employment, unemployment, disability, excise, production, escheat, excise, property and other taxes, duties or assessments in the nature of taxes, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and (ii) any liability in respect of items described in clause (i) or payable by reason of contract, assumption, transferee liability, operation of law, Treas. Reg. § 1.1502-6(a) (or any predecessor or successor thereof and any analogous or similar provision under law) or otherwise.

“Termination Fee” means a termination fee equal to $20,000,000.

“Underlying Common Shares” shall mean, as of any date, all shares of Company Common Stock issuable upon conversion of the Series A Convertible Preferred Stock issued and outstanding as of such date (including the Series A Convertible Preferred Stock that would be issuable upon conversion of the Series B Convertible Preferred Stock issued and outstanding as of such date following the Stockholder Approval (as defined in the Investment Agreement)).

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference

Acceptable Confidentiality Agreement	6.2(a)
Acceptance Time	2.3(a)
Acquisition Sub	Preamble
Agreement	Preamble
Amended and Restated Stockholder Rights Agreement	2.1(a)(v)
Arrangements	7.18
Assets	4.14
Banks	7.19(c)
Brookfield	Recitals
Cancelled Company Shares	3.7(a)(ii)
Capitalization Date	4.6(a)
Certificate of Merger	3.2
Certificates	3.8(c)
Closing	3.3
Closing Date	3.3
COC EOD	7.19(a)
Collective Bargaining Agreement	4.18(a)
Company	Preamble
Company Board Recommendation	7.4(a)
Company Board Recommendation Change	7.4(b)
Company Board Recommendation Notice	7.4(e)
Company Common Stock	Recitals
Company Compensation Committee	7.18
Company Disclosure Letter	ARTICLE IV
Company IP Contract	4.15(b)

Term	Section Reference

Company SEC Reports	4.8
Company Securities	4.6(c)
Company Shares	Recitals
Confidentiality Agreement	10.4
Consent	4.5
Continuing Directors	2.3(a)
D&O Insurance	7.9(c)
DGCL	Recitals
Dissenting Company Shares	3.7(c)(i)
Effect	1.1
Effective Time	3.2
Employee Plans	4.17(a)
Enforceability Limitations	4.2
ERISA Affiliate	4.17(a)
Exchange Fund	3.8(b)
Financing Notice	7.19(b)
Foreign Plans	4.17(l)
Fund Guarantee	Recitals
Go-Shop Extension	6.2(a)
Go-Shop Extension Expiration Date	2.1(d)(ii)(C)
Go-Shop Period	6.2(a)
Government Entity	4.20(b)(ii)
Government Official	4.20(b)(i)
Indemnified Persons	7.9(a)
Initial Expiration Date	2.1(d)(i)
IT Systems	4.15(h)
Leased Real Property	4.13(b)
Leases	4.13(b)
Major Stockholders	Recitals
Material Contract	4.12(a)
Maximum Annual Premium	7.9(c)
Merger	Recitals
Merger Condition	8.1(a)(iv)
Merger Consideration	3.7(a)(i)
Minimum Condition	2.1(a)(i)
New Plans	7.10(b)
No-Shop Period Start Date	6.2(a)
Non-Cancelled Company Shares	3.7(a)(ii)
Notice of Superior Proposal	7.4(e)
Notice Period	7.4(e)
Offer	Recitals
Offer Documents	2.1(g)(i)
Offer Price	Recitals
Offer to Purchase	2.1(a)
Old Plans	7.10(b)

Term	Section Reference

Option Consideration	3.7(d)
Owned Real Property	4.13(a)
Parent	Preamble
Payment Agent	3.8(a)
Permits	4.19
Refinancing	7.19(c)
Representatives	6.2(a)
Restricted Stock Unit Consideration	3.7(e)
Schedule 13E-3	2.2(d)
Schedule 14D-9	2.2(b)
Schedule TO	2.1(g)(i)
Subsidiary Securities	4.7(c)
Support Agreement	Recitals
Surviving Corporation	3.1
Tax Returns	4.16(a)
Termination Date	9.2(b)(i)
Title IV Plan	4.17(c)
Transactions	7.19(a)
Uncertificated Shares	3.8(c)
U.S. Employee Plans	4.17(a)

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) References to “$” and “dollars” are to the currency of the United States of America.

(g) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(h) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(i) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE OFFER

2.1 The Offer.

(a) Terms and Conditions of the Offer. Provided that this Agreement shall not have been terminated pursuant to Article IX, as promptly as practicable after the date hereof as mutually determined by the parties (but in no event later than May 26, 2015), Parent shall commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase any and all of the Company Shares at a price per Company Share, subject to the terms of Section 2.1(c), equal to the Offer Price. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to all of the holders of Company Shares and contains the terms and conditions set forth in this Agreement and in Annex A. Each of Parent and Acquisition Sub shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof and thereof. The Offer shall be subject only to the following conditions:

(i) prior to the expiration of the Offer, there be validly tendered and not withdrawn in accordance with the terms of the Offer a number of Company Shares that, together with the Company Shares then owned by Brookfield Capital Partners Ltd. and its controlled Affiliates, including Parent and Acquisition Sub (if any), plus all Underlying Common Shares (if any), represents at least thirty percent (30%) of all then outstanding Company Shares, plus the Underlying Common Shares (if any) (the “Minimum Condition”);

(ii) CFIUS Clearance, unless Parent and the Company reasonably determine that CFIUS Clearance is unnecessary because CFIUS Clearance was obtained for a transaction covered by the Investment Agreement that CFIUS determined to be subject to Exon-Florio;

(iii) Satisfaction of the ITAR Pre-Notification Requirement;

(iv) the other conditions set forth in Annex A; and

(v) only in the event of a Partial Acquisition, the Company and Parent shall have delivered, or cause to be delivered, to each other a duly executed Amended and Restated Stockholder Rights Agreement, substantially in the form attached hereto as Exhibit A (the “Amended and Restated Stockholder Rights Agreement”).

(b) Parent expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company in its sole discretion, Parent may not (i) waive the Minimum Condition, the condition set forth in clause (A) of Annex A or the condition set forth in clause (D)(1) of Annex A or Section 2.1(a)(v) or (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) decreases the Offer Price or the number of Company Shares sought in the Offer, (C) extends the Offer, other than in a manner required by the provisions of Section 2.1(d), (D) imposes conditions to the Offer other than those set forth in Annex A, (E) modifies the conditions set forth in Annex A, or (F) amends any other term or condition of the Offer in any manner that is material and adverse to the holders of Company Shares.

(c) Adjustments to the Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Parent’s or Acquisition Sub’s, as applicable, acceptance for payment of, and payment for, Company Shares that are tendered pursuant to the Offer.

(d) Expiration and Extension of the Offer.

(i) Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall expire at midnight, New York Time, on July 7, 2015 (the “Initial Expiration Date”). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended.

(ii) Notwithstanding the provisions of Section 2.1(d)(i) or anything to the contrary set forth in this Agreement:

(A) Parent shall extend the Offer for any period required by any Law or Order, or any rule, regulation, interpretation or position of the SEC or its staff or NYSE, in any such case which is applicable to the Offer;

(B) in the event that (i) the Minimum Condition is satisfied and any or all of the other conditions to the Offer are not satisfied or waived (if permitted hereunder) as of the Initial Expiration Date or the Go-Shop Extension Expiration Date, Parent shall extend the Offer for successive extension periods of ten (10) Business Days each (or any longer or shorter period as may be approved in advance by the Company) in order to permit the satisfaction of all of the conditions to the Offer or (ii) the Minimum Condition is not satisfied as of the Initial Expiration Date or the Go-Shop Extension Expiration Date, Parent may (in its sole discretion) extend the Offer for successive extension periods of up to ten (10) Business Days each (or any longer period as may be approved in advance by the Company) in order to permit the satisfaction of the Minimum Condition and any other conditions set forth on Annex A that have not then been satisfied or waived (if permitted hereunder); provided, however, that the foregoing clauses (A) or (B) of this Section 2.1(d)(ii) shall not be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to the terms of Article IX; and

(C) in the event the Company has extended the Go-Shop Period by the Go-Shop Extension pursuant to Section 6.2(a), then Parent shall (and without the consent of the Company or any other Person), extend the Offer until ten (10) Business Days after the expiration of the Go-Shop Extension (or for such longer period as Parent may deem reasonably necessary as may be approved in advance by the Company) (the “Go-Shop Extension Expiration Date”).

(iii) Neither Parent nor Acquisition Sub shall extend the Offer in any manner other than pursuant to and in accordance with the provisions of Section 2.1(d)(ii) without the prior written consent of the Company.

(iv) Neither Parent nor Acquisition Sub shall terminate or withdraw the Offer prior to the then scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article IX, in which case Parent shall irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) Business Day) after such termination of this Agreement.

(e) Payment for Company Shares. On the terms and subject to conditions set forth in this Agreement and the Offer, Parent shall accept for payment, and pay for, all Company Shares that are validly tendered and not withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the expiration of the Offer (as it may be extended in accordance with Section 2.1(d)); provided, that if the Merger Condition has been satisfied, Acquisition Sub shall accept for payment, and pay for, all such Company Shares that are validly tendered and not withdrawn pursuant to the Offer. Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Acquisition Sub on a timely basis the funds necessary to pay for any Company Shares that Acquisition Sub becomes obligated to purchase pursuant to the Offer, provided, however, that without the prior written consent of the Company, neither Parent nor Acquisition Sub shall accept for payment or pay for any Company Shares if, as a result, Parent and/or Acquisition Sub would acquire less than the number of Company Shares necessary to satisfy the Minimum Condition. The Offer Price payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash, subject to reduction for any applicable withholding taxes payable in respect thereof.

(f) Subsequent Offering Period. Subject to the last sentence of this Section 2.1(f), Parent may (but shall not be required to), and the Offer to Purchase shall reserve the right to, provide for a “subsequent offering period” (within the meaning of Rule 14d-11 promulgated under the Exchange Act) of not less than three (3) nor more than twenty (20)

Business Days immediately following the expiration of the Offer. Subject to the terms and conditions of this Agreement and the Offer, Parent shall accept for payment, and pay for, all Company Shares that are validly tendered during the “subsequent offering period” promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after any such Company Shares are validly tendered during the “subsequent offering period”; provided, that if the Merger Condition has been satisfied, Acquisition Sub shall accept for payment, and pay for, all Company Shares that are validly tendered during the “subsequent offering period.” Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Acquisition Sub on a timely basis the funds necessary to pay for any Company Shares that Acquisition Sub becomes obligated to purchase during such “subsequent offering period.” The Offer Price payable in respect of each Company Share that is validly tendered during the “subsequent offering period” shall be paid net to the holder thereof in cash, subject to reduction for any applicable withholding taxes payable in respect thereof.

(g) Schedule TO; Offer Documents. As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Acquisition Sub shall:

(i) prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer in accordance with Rule 14d-3(a) promulgated under the Exchange Act, which Schedule TO shall contain (A) as an exhibit the Offer to Purchase and forms of the letter of transmittal and summary advertisement, if any, and other customary ancillary documents, in each case, in respect of the Offer and (B) notice to holders of Company Shares informing such holders of their rights of appraisal in respect of such Company Shares in connection with the Merger, in accordance with Section 262 of the DGCL (together with any supplements or amendments thereto, the “Offer Documents”);

(ii) deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(iii) give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to NYSE in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(iv) cause the Offer Documents to be disseminated to all holders of Company Shares as and to the extent required by the Exchange Act.

Subject to the provisions of Section 7.4, the Schedule TO and the Offer Documents may include a description of the determinations, approvals and recommendations of the Company Board set forth in Section 2.2(a) and Section 7.4(a) that relate to the Offer. The Company shall furnish in writing to Parent and Acquisition Sub all information concerning the Company and its Subsidiaries that is required by applicable Law to be included in the Schedule TO or the Offer Documents so as to enable Parent and Acquisition Sub to comply with their obligations under this Section 2.1(g). Parent, Acquisition Sub and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Schedule TO and the Offer Documents in order to satisfy applicable Laws. Each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it or any of its respective directors, officers, employees, affiliates, agents or other representatives for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Acquisition Sub shall take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the holders of Company Shares, in each case as and to the extent required by applicable Laws, or by the SEC or its staff or NYSE. Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC, and Parent and Acquisition Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Parent and Acquisition Sub shall provide in writing to the Company and its counsel any and all comments or other communications, whether written or oral, that Parent, Acquisition Sub or their counsel may receive from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after such receipt, and Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which Parent and Acquisition Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel) and to participate in any discussions with the SEC or its staff regarding any such comments.

2.2 Company Actions.

(a) Company Determinations, Approvals and Recommendations. The Company hereby approves and consents to the Offer and represents and warrants to Parent and Acquisition Sub that, at a meeting duly called and held on or prior to the date hereof, the Company Board has, upon the terms and subject to the conditions set forth herein:

(i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement;

(ii) based on written representations and warranties made by Parent and Acquisition Sub, taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to the Offer, the Merger, this Agreement, the Support Agreement and the transactions contemplated hereby and thereby;

(iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein; and

(iv) resolved to recommend that the holders of Company Shares accept the Offer, tender their Company Shares to Parent or Acquisition Sub, as applicable, pursuant to the Offer and, if required by the applicable provisions of Delaware Law, adopt this Agreement; provided, however, that such recommendation may be withheld, withdrawn, amended or modified in accordance with the terms of Section 7.4.

The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and, to the extent that the foregoing recommendation of the Company Board is not withheld, withdrawn, amended or modified in accordance with Section 7.4, the Company hereby consents to the inclusion of such recommendation in the Offer Documents.

(b) Schedule 14D-9. The Company shall (i) file with the SEC concurrently with the filing by Parent and Acquisition Sub of the Schedule TO a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”), which, unless the Company Board has effected a Company Board Recommendation Change in accordance with Section 7.4, shall include the Company Board Recommendation, and (ii) cause the Schedule 14D-9 to be mailed to the holders of Company Shares promptly after the commencement of the Offer. To the extent requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Company Shares together with the Offer Documents. Each of Parent and Acquisition Sub shall furnish in writing to the Company all information concerning Parent and Acquisition Sub that is required by applicable Laws to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 2.2(b). Parent, Acquisition Sub and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Laws. Each of the Company, Parent and Acquisition Sub shall promptly correct any information provided by it or any of its respective directors, officers, employees, affiliates, agents or other representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the holders of Company Shares, in each case as and to the extent required by applicable Laws. Unless the Company Board has effected a Company Board Recommendation Change, the Company shall provide Parent, Acquisition Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Acquisition Sub and their counsel (it being understood that Parent, Acquisition Sub and their counsel shall provide any comments thereon as soon as reasonably practicable). Unless the Company Board has effected a Company Board Recommendation Change, the Company shall provide in writing to Parent, Acquisition Sub and their counsel any comments or other communications, whether written or oral, the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and unless the Company Board has effected a Company Board Recommendation Change, the Company shall provide Parent, Acquisition Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which the Company shall give reasonable and good faith consideration to any comments made by Parent, Acquisition Sub and their counsel) and to participate in any discussions with the SEC or its staff regarding any such comments.

(c) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, furnish Parent and Acquisition Sub with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Company Shares, including a list, as of the most recent practicable date, of the stockholders of the Company, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Shares, and lists of security positions of Company Shares held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions). Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Acquisition Sub (and their respective agents) shall:

(i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions;

(ii) use such information only in connection with the Offer and, if applicable, the Merger; and

(iii) if (A) this Agreement shall be terminated pursuant to Article IX, and (B) Parent and Acquisition Sub shall withdraw the Offer, promptly return (and shall use their respective reasonable efforts to cause their agents to deliver) to the Company any and all copies and any extracts or summaries from such information then in their possession or control.

(d) Schedule 13E-3. The Company, Parent and Acquisition Sub shall use their commercially reasonably efforts to, contemporaneous with the commencement of the Offer (and, in any case, the Company, Parent and Acquisition Sub shall as soon as practicable following the commencement of the Offer), in accordance with the rules and regulations promulgated by the SEC under the Exchange Act, file with the SEC a joint Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the transactions contemplated by this Agreement (together with all amendments, supplements and exhibits thereto, the “Schedule 13E-3”); provided, that at its option, subject to applicable Law, Parent may include the Schedule 13E-3 in the Schedule TO included in the Offer Documents in satisfaction of its and Acquisition Sub’s obligations under Rule 13e-3 under the Exchange Act if approved by the Company (which approval will not be unreasonably withheld, conditioned or delayed), in which case the Company shall separately file a Schedule 13E-3 on such date with respect to the transactions contemplated by this Agreement. Parent, Acquisition Sub and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Schedule 13E-3 in order to satisfy applicable Laws. Each of the Company, Parent and Acquisition Sub shall promptly correct any information provided by it or any of its respective directors, officers, employees, affiliates, agents or other representatives for use in the Schedule 13E-3 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 13E-3, as so corrected, to be filed with the SEC and disseminated to the holders of Company Shares, in each case as and to the extent required by applicable Laws. Unless the Company Board has effected a Company Board Recommendation Change, the Company shall provide Parent, Acquisition Sub and their counsel a reasonable opportunity to review and comment on the Schedule 13E-3 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Acquisition Sub and their counsel (it being understood that Parent, Acquisition Sub and their counsel shall provide any comments thereon as soon as reasonably practicable). Unless the Company Board has effected a Company Board Recommendation Change, the Company shall provide in writing to Parent, Acquisition Sub and their counsel any comments or other communications, whether written or oral, the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 13E-3 promptly after such receipt, and unless the Company Board has effected a Company Board Recommendation Change, the Company shall provide Parent, Acquisition Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which the Company shall give reasonable and good faith consideration to any comments made by Parent, Acquisition Sub and their counsel) and to participate in any discussions with the SEC or its staff regarding any such comments.

2.3 Company Board of Directors and Committees; Section 14(f) of Exchange Act. The provisions of this Section 2.3 shall be applicable only to the extent the Offer is consummated and the Merger Condition is satisfied.

(a) Composition of Company Board and Board Committees. Effective upon the Acceptance Time and from time to time thereafter (as long as Brookfield Capital Partners Ltd. and its controlled Affiliates, including Parent and its Affiliates beneficially own at least eighty percent (80%) of all of the then-outstanding Company Shares plus all Underlying Common Shares (if any)), Parent shall be entitled to designate up to such number of directors on the Company Board equal to the product (rounded up to the next whole number) obtained by multiplying (x) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 2.3) and (y) a fraction, the numerator of which is the number of Company Shares beneficially owned by Brookfield Capital Partners Ltd. and its controlled Affiliates, including Parent and Acquisition Sub, including the Underlying Common Shares (if any) (giving effect to the Company Shares accepted for payment pursuant to the Offer), and the denominator of which is the total number of outstanding Company Shares plus all Underlying Common Shares (if any). Following a request by Parent, the Company shall, to the extent permitted by applicable Laws and the certificate of incorporation and bylaws of the Company, take all action necessary to cause the individuals so designated by Parent to be elected or appointed to the Company Board, subject to compliance with applicable Law and NYSE rules regarding qualification, the Company’s director qualifications and completion by such individuals of a D&O questionnaire, including (at the election of Parent) either by increasing the size of the Company Board or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company Board. From time to time after the Acceptance Time (as long as Brookfield Capital Partners Ltd. and its controlled Affiliates, including Parent and its Affiliates beneficially own at least eighty percent (80%) of all of the then-outstanding Company Shares plus all Underlying Common Shares (if any)), at the request of Parent, the Company shall, to the extent permitted by applicable Laws and the certificate of incorporation and bylaws of the Company, take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding down where appropriate) as is on the Company Board on (i) each committee of the Company Board, (ii) each board of directors (or equivalent governance body) of each Subsidiary of the Company and

(iii) each committee of each such board of directors (or equivalent governance body) of each Subsidiary of the Company, in each case to the fullest extent permitted by all applicable Laws. Notwithstanding the foregoing, from the Acceptance Time until the Effective Time, the Company shall use its reasonable best efforts to cause the Company Board to always have at least three (3) directors who are directors on the date hereof, who are not employed by the Company and who are not Affiliates, consultants, representatives or employees of Parent or any of its Subsidiaries, and who are independent directors for purposes of the continued listing requirements of NYSE (the “Continuing Directors”); provided that, if the number of Continuing Directors shall be reduced below three (3) for any reason whatsoever, the remaining Continuing Director(s) shall be entitled to designate any other Person(s) who shall not be an Affiliate, consultant, representative or employee of Parent or any of its Subsidiaries to fill such vacancies and such Person(s) shall be deemed to be a Continuing Director(s) for purposes of this Agreement and Parent shall cause its directors to take such action as is necessary to effect the election of such designees; provided further, that the remaining Continuing Director(s) shall fill such vacancies as soon as practicable, but in any event within ten (10) Business Days, and further provided that if no such Continuing Director is appointed in such time period, Parent shall designate such Continuing Director; provided further, that if no Continuing Director then remains, the other directors shall designate three (3) Persons who shall not be Affiliates, consultants, representatives or employees of Parent or any of its Subsidiaries to fill such vacancies and such Persons shall be deemed to be Continuing Directors for purposes of this Agreement.

(b) Section 14(f) of the Exchange Act. The Company’s obligation to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder and the Company’s receipt of sufficient information from Parent to enable the Company to include in the Schedule 14D-9 or an amendment thereto the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in respect of Parent’s designees to the Company Board. The Company shall take all action required pursuant to this Section 2.3 and Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.3, and shall include in the Schedule 14D-9 or an amendment thereto such information with respect to the Company and its directors and officers, as well as Parent’s designees to the Company Board, as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.3. Parent shall provide to the Company in writing, and be solely responsible for, any information with respect to itself and its designees to the Company Board required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

(c) Required Approvals of Continuing Directors. Notwithstanding anything in this Agreement to the contrary, following the election or appointment of Parent’s designees to the Company Board pursuant to Section 2.3(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize (and, to the extent permitted under applicable Law, such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) (i) any amendment or termination of this Agreement on behalf of the Company, (ii) any amendment of this Agreement requiring action by the Company Board, (iii) any extension of time for performance of any obligation or action hereunder by Parent or Acquisition Sub, (iv) any exercise, enforcement or waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, (v) any amendment of the certificate of incorporation or bylaws of the Company that would adversely affect the Company Stockholders, and (vi) any other action (including any determination, approval or authorization) to be taken or not to be taken on behalf of the Company under or in connection with this Agreement or the transactions contemplated hereby; provided however, that following the Acceptance Time, Parent may cause its designees elected or appointed pursuant to Section 2.3(a) to withdraw or modify any Company Board Recommendation Change that may have been made prior to such time without the approval of the majority of the Continuing Directors. The Continuing Directors shall have the authority to retain counsel (which may include current counsel to the Company) at the expense of the Company for the purpose of fulfilling their obligations hereunder, and shall have the authority, after the Acceptance Time, to institute any action on behalf of the Company to enforce the performance of this Agreement in accordance with its terms.

ARTICLE III

THE MERGER

3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement (including the Merger Condition) and the applicable provisions of the DGCL, at the Effective Time, if any, Acquisition Sub shall be merged with and into the Company, the separate corporate existence of Acquisition Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.” The Merger will be effected pursuant to Section 251(h) of the DGCL.

3.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement (including the Merger Condition), on the Closing Date, if any, Parent, Acquisition Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the time of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Acquisition Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

3.3 The Closing. The consummation of the Merger, if applicable, shall take place at a closing (the “Closing”) to occur at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, at 10:00 a.m. (New York time) on a date to be specified by the parties, as promptly as practicable following the Acceptance Time, and in any case no later than the second (2nd) Business Day after the satisfaction of the last to be satisfied of the conditions set forth in ARTICLE VIII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), or at such other location, date and time as Parent, Acquisition Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

3.4 Effect of the Merger. At the Effective Time, if any, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

3.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, if any, subject to the provisions of Section 7.9(a), the certificate of incorporation of the Company shall be amended and restated in its entirety to read identically to the certificate of incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation (subject to the provisions of Section 7.9(a)); provided however, that at the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “GrafTech International Ltd.”.

(b) Bylaws. At the Effective Time, if any, subject to the provisions of Section 7.9(a), the bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws (subject to the provisions of Section 7.9(a)).

3.6 Directors and Officers.

(a) Directors. At the Effective Time, if any, the directors of Acquisition Sub immediately prior to the Effective Time shall become the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time, if any, the officers of the Company immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

3.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, if any, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Common Stock. Each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than (A) Cancelled

Company Shares, (B) any Dissenting Company Shares, and (C) Non-Cancelled Company Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price (the “Merger Consideration”), without interest thereon, upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 3.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 3.10). Each holder of a certificate previously representing any such Company Common Stock or shares of Company Common Stock that are in non-certificated book-entry form shall thereafter cease to have any rights with respect to such securities, except the right to receive the consideration to which such holder may be entitled pursuant to this Section 3.7(a).

(ii) Excluded Company Common Stock. Each share of Company Common Stock owned by Parent, Acquisition Sub or the Company, in each case immediately prior to the Effective Time (“Cancelled Company Shares”), shall be automatically cancelled and extinguished without any conversion thereof or consideration paid therefor. Each share of Company Common Stock held by any Subsidiary of the Company or Parent (other than Acquisition Sub) (“Non-Cancelled Company Shares”) will remain outstanding with appropriate adjustment to the number thereof to preserve the relative percentage interest in the Company represented by such shares.

(iii) Capital Stock of Acquisition Sub. Each share of common stock, par value $0.01 per share, of Acquisition Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Acquisition Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Adjustment to the Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reclassification, recapitalization, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the consummation of the Offer and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected their statutory rights of appraisal in respect of such Company Shares in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 3.7(a). Such holders of Company Shares shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL), except that all Dissenting Company Shares held by holders of Company Shares who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Company Shares in the manner provided in Section 3.8.

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares. Any portion of the Merger Consideration made available to the Payment Agent pursuant to Section 3.8 to pay for Company Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

(d) Company Options. Parent shall not assume any Company Options in connection with the Merger or any other transactions contemplated by this Agreement. Upon the terms and subject to the conditions set forth in this Agreement and without any action on the part of Parent, Acquisition Sub, the Company or any holder of such Company Option, (i) the vesting of each Company Option that remains outstanding as of immediately prior to the Effective Time shall be accelerated in full, (ii) each Company Option that remains outstanding as of immediately prior to the Effective Time shall be cancelled and terminated as of the Effective Time, and (iii) each holder of each such Company Option shall cease to have any rights with respect thereto, except the right to be paid at or promptly after the Effective Time, subject to Section 3.8(e), an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of Company Shares that were issuable upon exercise of such Company Option immediately prior to the Effective Time, by (y) the Offer Price, less the per share exercise price of such Company Option (the “Option Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Option). For the avoidance of doubt, if the aggregate exercise price payable upon exercise of a Company Option equals or exceeds the product of the Offer Price multiplied by the number of shares of Company Common Stock underlying such Company Option, such Company Option shall be cancelled for no consideration.

(e) Company Restricted Stock Units. Parent shall not assume any Company Restricted Stock Units in connection with the Merger or any other transactions contemplated by this Agreement. Upon the terms and subject to the conditions set forth in this Agreement and without any action on the part of Parent, Acquisition Sub, the Company or any holder of such Company Restricted Stock Unit, (i) the vesting of each Company Restricted Stock Unit that remains outstanding and is unvested as of immediately prior to the Effective Time shall be accelerated in full (and, with respect to Company Restricted Stock Units subject to performance based vesting criteria, assuming achievement of applicable performance goals at the target level), to the extent not vested upon issuance of the Company Preferred Stock, (ii) each Company Restricted Stock Unit that remains outstanding immediately prior to the Effective Time shall be cancelled and terminated as of the Effective Time, and (iii) each holder of a Company Restricted Stock Unit shall be paid at or promptly after the Effective Time, subject to Section 3.8(e), an amount in cash (without interest) equal to the number of Company Shares subject to such cancelled Restricted Stock Unit multiplied by the Offer Price (the “Restricted Stock Unit Consideration”).

(f) The Company shall take all actions necessary to effect the transactions contemplated by Section 3.7(d) and Section 3.7(e) under all Company Option and Company Restricted Stock Unit agreements and any other plan or arrangement of the Company, including delivering all required notices and making any determinations and/or resolutions of the Company Board or a committee thereof in accordance with the applicable plans and agreements. Within three (3) Business Days after the Closing, Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and Parent shall cause the Surviving Corporation to pay (i) to each of the holders of Company Options, the applicable Option Consideration and (ii) to each of the holders of Company Restricted Stock Units, the applicable Restricted Stock Unit Consideration, as promptly as practicable (and in no event later than the next regular payroll date) thereafter, except to the extent later payment is required to avoid a 409A excise tax, in which case such Restricted Stock Unit Consideration will be paid as soon thereafter as possible.

(g) Company Preferred Stock. The Company Preferred Stock issued and outstanding immediately prior to the Effective Time, if any, shall remain issued and outstanding unless converted prior to the Effective Time; provided, however, that the Company Preferred Stock owned by Parent and its Subsidiaries immediately prior to the Effective Time shall be cancelled and cease to exist at the Effective Time, and no consideration shall be delivered in exchange therefor. Any accrued but unpaid dividends payable in respect of the Company Preferred Stock owned by Parent and its Subsidiaries immediately prior to the Effective Time shall be paid to Parent.

3.8 Exchange of Certificates.

(a) Payment Agent. Prior to the Effective Time, if any, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund. At or promptly following the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of Company Shares pursuant to the provisions of this ARTICLE III, an amount of cash equal to the aggregate consideration to which holders of Company Common Stock become entitled under this ARTICLE III. Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by this ARTICLE III, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Payment Agent to make such payments contemplated by this ARTICLE III.

(c) Payment Procedures. Promptly following the Effective Time, if any, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding Company Shares and (ii) uncertificated Company Shares (the “Uncertificated Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.7, (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent), and/or (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this ARTICLE III. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Shares represented by such Certificate that were converted into the right to receive the Merger Consideration pursuant to Section 3.7, by (y) the Merger Consideration (less any applicable withholding taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be canceled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Shares represented by such holder’s transferred Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 3.7, by (y) the Merger Consideration (less any applicable withholding taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 3.8. Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this ARTICLE III.

(d) Transfers of Ownership. Except as provided in Sections 3.7(d) and 3.7(e), in the event that a transfer of ownership of Company Shares is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of Company Shares, Company Options and Company Restricted Stock Units such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws. To the extent that such amounts are so deducted, withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Shares that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates or Uncertificated Shares representing such Company Shares for exchange pursuant to the provisions of this Section 3.8 shall thereafter look for payment of the Merger Consideration payable in respect of the Company Shares represented by such Certificates or Uncertificated Shares solely to Parent, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this ARTICLE III. If any Certificate shall not have been surrendered immediately prior to such date on which the Merger Consideration would otherwise escheat to or become property of any Governmental Authority, any such Merger Consideration shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

3.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all Company Shares shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Uncertificated Shares theretofore representing any Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 3.8. The Merger Consideration paid in accordance with the terms of this ARTICLE III shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE III.

3.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by the Payment Agent, the posting, by such holder of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against Parent with respect to such Certificate, the Merger Consideration payable in respect thereof pursuant to Section 3.7.

3.11 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, the directors and officers of the Company and Acquisition Sub shall take all such lawful and necessary action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as disclosed in Company SEC Reports filed since January 1, 2013 and prior to the date of this Agreement, excluding any disclosures set forth in risk factors or any “forward looking statements” within the meaning of the Securities Act or the Exchange Act, the Company hereby represents and warrants to Parent and Acquisition Sub as follows:

4.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not in material violation of its certificate of incorporation or bylaws.

4.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (the “Enforceability Limitations”).

4.3 Reserved.

4.4 Non-Contravention. The Company has delivered to Parent correct and complete copies of its certificate of incorporation and bylaws as amended as of the date of this Agreement. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, (b) subject to obtaining the Consents set forth in Section 4.4 of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, (c) assuming the Consents referred to in Section 4.5 are obtained or made and, in the case of the consummation of the Merger, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated hereby or the performance by the Company of its covenants and obligations hereunder.

4.5 Required Governmental Approvals. No consent, approval, Order or authorization of, filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, in each case, if applicable, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) Consents required under, and compliance with the requirements of the HSR Act and, based in part on information provided by Parent, the Antitrust Laws of the jurisdictions set forth in Section 4.5 of the Company Disclosure Letter, (d) ITAR Pre-Notification Requirement, (e) CFIUS Clearance and (f) such other Consents, the failure of which to obtain would not have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated hereby or the performance by the Company of its covenants and obligations hereunder.

4.6 Company Capitalization.

(a) The authorized capital stock of the Company consists of (i) 225,000,000 shares of Company Common Stock, and (ii) 10,000,000 shares of Company Preferred Stock. As of the close of business in New York City on April 20, 2015 (the “Capitalization Date”): (A) 137,677,872 shares of Company Common Stock were issued and outstanding and (B) 15,446,360 shares of Company Capital Stock were held by the Company as treasury shares. All outstanding Company Shares are validly issued, fully paid, nonassessable and free of any preemptive rights (other than the Company Preferred Stock).

(b) As of the close of business on the Capitalization Date, there were 6,139,005 Company Shares reserved for future issuance under the Company Stock Plans. As of the close of business on the Capitalization Date, there were (i) outstanding Company Options to purchase 1,945,043 Company Shares and (ii) outstanding Company Restricted Stock Units to receive 4,193,962 Company Shares. Shares of Company Preferred Stock may be issued after the date hereof pursuant to, and in accordance with the terms and conditions set forth in the Investment Agreement. The estimate, dated as of April 29, 2015, of the accounting and economic impact resulting from the issuance of the Company Preferred Stock in connection with the Investment Agreement related to equity awards granted under the Company Stock Plans as set forth in Section 4.6(b) of the Company Disclosure Letter was prepared in good faith using reasonable assumptions based on information that the Company had at the time that such estimate was prepared.

(c) Except as set forth in this Section 4.6 or Section 4.6(c) of the Company Disclosure Letter, there are (i) no outstanding shares of Company Capital Stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of Company Capital Stock of, or other equity or voting interest in, the Company, except for the Company Preferred Stock, (iii) no outstanding options, warrants or other rights to acquire from the Company, or that obligates the Company to issue, any Company Capital Stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of Company Capital Stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any Company Capital Stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the Company Capital Stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities (other than payments that may be paid pursuant to the terms of the Company Preferred Stock). Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, except (A) in respect of the Company Preferred Stock or (B) in connection with the repurchase or acquisition of Company Common Stock pursuant to (x) the terms of Company Stock Plans or (y) in the ordinary course of business consistent with past practice.

(d) Except as set forth in Section 4.6(d) of the Company Disclosure Letter, the Registration Rights Agreement and the Stockholder Rights Agreement, neither the Company nor any of its Subsidiaries is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company. Except as set forth in Section 4.6(d) of the Company Disclosure Letter, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries. No Subsidiary of the Company owns any Company Shares or shares of Company Preferred Stock.

4.7 Subsidiaries.

(a) Section 4.7(a) of the Company Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization, capitalization and, with respect to less than wholly owned Subsidiaries, schedule of stockholders of each Subsidiary of the Company. Except as set forth in Section 4.7(a) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable), except where the failure to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite organizational power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to Parent correct and complete copies of the certificates of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended as of the date of this Agreement. None of the Company’s Subsidiaries is in material violation of its certificate of incorporation, bylaws or other applicable constituent documents.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner such business is conducted on the date hereof.

(c) There are no outstanding (i) securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants or other rights to acquire from any Subsidiary of the Company, or that obligates any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), or (iv) other obligations by any Subsidiary of the Company to make any payments based on the price or value of any shares of any Subsidiary of the Company. Other than the Stockholder Rights Agreement, neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

4.8 Company SEC Reports and Listing Requirements. Since January 1, 2013, the Company has filed all forms, reports, schedules, certifications, prospectuses, and registration, proxy and other statements with the SEC that have been required to be filed by it under applicable Laws prior to the date hereof (collectively, the “Company SEC Reports”). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing) or the date that it is furnished, (a) each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed, and (b) each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC that have not been filed or for which an exemption from filing is available. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. The Company is in compliance in all material respects with all listing and governance requirements of the NYSE.

4.9 Company Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to the absence of footnote disclosures and normal audit adjustments).

(b) The Company has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act), that are reasonably designed to ensure material information relating to the Company is made known to the individuals responsible for the preparation of the Company’s filings with the SEC.

(c) The Company has established and maintains a system of internal controls over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act), which are sufficient to provide, in all material respects, reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries that could have a material effect on the Company’s financial statements, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the Company’s financial statements.

(d) The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Neither the Company nor any of its Subsidiaries nor has, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, in any material respect, (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures. Except as set forth in the Company SEC Reports, for events (or series of related matters) as to which the amounts involved do not exceed $120,000, the Support Agreement and as set forth in Section 4.9(d) of the Company Disclosure Letter, since the Company’s Form 10-K/A dated April 30, 2015, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.

(e) Since January 1, 2014, to the Knowledge of the Company, neither the Company nor the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, in each case which has not been subsequently remediated and which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, or (B) any fraud that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries.

4.10 No Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a) Neither the Company nor any of its Subsidiaries has any Liabilities, other than (i) Liabilities reflected or otherwise reserved against in the Company Balance Sheet or in the consolidated financial statements and notes thereto of the Company and its Subsidiaries included in the Company SEC Reports filed prior to the date of this Agreement, (ii) Liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (iii) Liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice and (iv) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or any Company SEC Reports.

4.11 Absence of Certain Changes.

(a) Since the Company Balance Sheet Date through the date hereof, except for the negotiation and entering into of this Agreement and the Investment Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred any Company Material Adverse Effect.

(b) Since the Company Balance Sheet Date through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Section 6.1(b) if proposed to be taken after the date hereof.

4.12 Material Contracts.

(a) For all purposes of and under this Agreement, a “Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which any assets of the Company or any of its Subsidiaries are bound as of the date of this Agreement (but excluding any Employee Plan listed on Section 4.17(a) of the Company Disclosure Letter):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(ii) any Contract that contains any covenant by the Company or any of its Subsidiaries to not engage in any line of business or to not engage in its business in any geographic location, in each case other than any such Contracts that (x) may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less or (y) are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole or as the business of the Company or its Subsidiaries is being conducted;

(iii) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of any Person or other business enterprise (whether by merger, sale of stock, sale of assets or otherwise) which has any obligations which have not been satisfied or performed that are or would be material to the Company and its Subsidiaries, taken as a whole;

(iv) any Contract providing for indemnification or guarantee of the obligations of any other Person (other than a Subsidiary) that would be material to the Company and its Subsidiaries, taken as a whole, other than any such Contracts entered into in the ordinary course of business consistent with past practice;

(v) any Contract that relates to the formation, creation, operation, management or control of any legal partnership or any joint venture entity that is material to the Company and its Subsidiaries as a whole;

(vi) any Contract that involves or relates to indebtedness for borrowed money in excess of $5,000,000 (whether incurred, assumed, guaranteed or secured by any asset) or any Contract pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries;

(vii) any Company IP Contract (A) requiring payment by the Company in any year in excess of $5,000,000, or (B) granting or licensing any material Company Intellectual Property Rights to a third party;

(viii) any Contract with any (x) Governmental Authority that requires payment to or from the Company or any Subsidiary in excess of $500,000 per year or (y) director or officer of the Company or any Affiliate of the Company;

(ix) any financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities;

(x) any voting agreement or registration rights agreement;

(xi) any mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries;

(xii) any customer or client or other Contract (x) with respect to the industrial material businesses that involves consideration in fiscal year 2014 in excess of $5,000,000 or that is reasonably likely to involve consideration in fiscal year 2015 in excess of

$5,000,000 and (y) with respect to the engineered solution businesses that involves consideration in fiscal year 2014 in excess of $2,500,000 or that is reasonably likely to involve consideration in fiscal year 2015 in excess of $2,500,000;

(xiii) any supply or vendor Contract (x) for the acquisition of raw material or other goods (other than capital expenditures) that involved consideration payable by the Company or any of its Subsidiaries in fiscal year 2014 and that is reasonably expected to involve payment of such consideration in fiscal year 2015 in excess of $5,000,000 and (y) for the acquisition of services by the Company that involves consideration payable to the Company in excess of $2,000,000 and is not terminable on notice of less than 90 days or has a term of less than one year;

(xiv) any Contract (other than customer, or client Contracts or supply Contracts) that involve consideration (whether or not measured in cash) of greater than $5,000,000 payable in fiscal year 2015;

(xv) any collective bargaining agreement;

(xvi) any “standstill” or similar agreement;

(xvii) any Contract that restricts or otherwise limits the payment of dividends or other distributions on equity securities; and

(xviii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xvii) above or any commitment or agreement to enter into any of the foregoing.

(b) Section 4.12(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts (excluding any Employee Plan disclosed on Section 4.17 of the Company Disclosure Letter) to or by which the Company or any of its Subsidiaries is a party as of the date of this Agreement. True and complete copies of all such Material Contracts (including all exhibits and schedules thereto) have been (i) publicly filed with the SEC and are publicly available as of the date hereof or (ii) made available to Parent, in each case, other than Material Contracts that include classified or export controlled technical data or technology.

(c) Except to the extent that any Material Contract has terminated in accordance with its terms or been completed in accordance with its terms, each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto, as the case may be, in accordance with its terms, subject to the Enforceability Limitations, and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not have, individually or in the aggregate, a Company

Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation under any Material Contract, received any written notice of breach or default in any material respect under any Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

4.13 Real Property.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). The Company or one of its Subsidiaries has good and valid fee simple title to all Owned Real Property, free and clear of all Liens other than Permitted Liens.

(b) Section 4.13(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases, subleases, licenses or other use, occupancy or similar agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries, as of the date of this Agreement, uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”). True, complete, and accurate copies of all leases that require payment in excess of $500,000 per year have been made available to Parent together with all amendments, modifications, extensions, renewals, supplements or estoppels and related guarantees if any, thereto, prior to the date hereof. None of the Company and/or its Subsidiaries nor, to the Knowledge of the Company, any other parties thereto is in default or violation of any Lease except for any conflicts, defaults or violations or potential conflicts, defaults or violations, which upon becoming a conflict, violation or default, that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens and each Lease is in full force and effect.

(d) Neither the Company nor any of its Subsidiaries owes any brokerage commissions or finder’s fees with respect to the Leases.

(e) Neither the Company nor any of its Subsidiaries has received written notice of any actual or, to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property or any part thereof, and neither of the Company nor any of its Subsidiaries has received any written notice of the intention of any Governmental Authority or other Person to take all or any part thereof pursuant to any such proceeding; and

(i) Except for renewal and expansion provisions as set forth in the Leases, neither the Company nor any of its Subsidiaries owns, holds, is obligated under or is a party to, any option, right of first refusal or offer or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

(f) Section 4.13(f) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any Owned Real Property or Leased Real Property.

(g) The Owned Real Property and Leased Real Property constitute all the real property interests necessary and utilized in connection with the operation of the Company’s business as currently operated.

4.14 Personal Property and Assets. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Letter lists, as of the date of this Agreement, (i) all Company Registered Intellectual Property Rights, including, for each item listed, the record owner, jurisdiction, and issuance and registration, or application number and date, as applicable; and (ii) to the Knowledge of the Company, any claims, suits, actions, or proceedings pending with respect to any Company Intellectual Property Rights. Each item of the Company Intellectual Property Rights is subsisting and, to the Knowledge of the Company, valid and enforceable as of the date of this Agreement except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 4.15(b) of the Company Disclosure Letter lists as of the date hereof all Contracts currently in effect to which the Company or any of its Subsidiaries is a party under which any third Person has granted to the Company or any of its Subsidiaries, or the Company or any of its Subsidiaries has granted to any third Person, any license to Intellectual Property or Intellectual Property Rights (other than (A) Contracts concerning software and other Intellectual Property (including licenses for open source software) for no fee or an aggregate license fee of less than $500,000 per year, (B) licenses for shrink wrap, quick wrap or other similar commercially available off-the-shelf software that has not been customized, (C) non-disclosure and similar confidentiality Contracts, (D) Contracts for the purchase or lease of hardware, equipment, materials or other tangibles in the ordinary course of business, and (E) Contracts for the sale of the Company’s products and services in the ordinary course of business (including any website terms of use that are or have been associated with Company websites and all versions of the Company’s standard terms and conditions of sale) (each, excluding the Contracts described in (A) through (E), a “Company IP Contract”).

(c) To the Knowledge of the Company, the Company (i) solely and exclusively owns the Company Intellectual Property Rights free and clear of Liens other than (y) Permitted Liens and (z) encumbrances, licenses, restrictions or other obligations arising under any of the Company IP Contracts or any of the Contracts that would be Company IP Contracts but for their express exclusion from the definition thereof and (ii) has valid and sufficient rights to use all other Intellectual Property Rights used by the Company in the conduct of the Company’s or its Subsidiaries’ business, as such Intellectual Property Rights are currently used by the Company or its Subsidiaries except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company takes commercially reasonable steps to maintain the secrecy of Confidential Information from which the Company derives independent economic value, actual or potential, from the Confidential Information not being generally known except where the failure to take such steps would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries have, and use commercially reasonable efforts to enforce, policies generally requiring each employee and individual independent contractor who is involved in the development of material Intellectual Property that is included in a Company product to execute one or more agreements with provisions relating to the protection of the Company’s Confidential Information and the ownership of Intellectual Property and Intellectual Property Rights developed with the scope of the individual’s employment or independent contractor relationship with the Company or any of its Subsidiaries.

(e) Except as set forth in Section 4.15(e) of the Company Disclosure Letter, to the Knowledge of the Company: (i) the conduct of the Company’s or its Subsidiaries’ business does not and has not infringed upon, misappropriated or otherwise violated the Intellectual Property Rights of a third Person; and (ii) as of the date hereof, no third Person has infringed upon, misappropriated, or otherwise violated any Company Intellectual Property Rights. This Section 4.15(e) and Section 4.15(f) constitute the sole and exclusive representations and warranties of the Company regarding non-infringement of any Intellectual Property Rights.

(f) Except as set forth in Section 4.15(f) of the Company Disclosure Letter, since January 1, 2013 through the date hereof, the Company has not received written notice of a claim that the conduct of the Company’s or its Subsidiaries’ business infringes upon, misappropriates, or otherwise violates the Intellectual Property Rights of a third Person. As of the date hereof, the Company and its Subsidiaries are not subject to any Order that restricts or impairs the use of any Company Intellectual Property Rights.

(g) To the Knowledge of the Company, the execution and delivery of this Agreement will not result in (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Company Intellectual Property Rights except as set forth in any of the Company IP Contracts, (ii) any third Person that is a party to a Company IP Contract having the right to terminate the applicable Company IP Contract, (iii) the imposition of any Lien on any Company Intellectual Property Rights other than Permitted Liens and encumbrances, licenses, restrictions or other obligations arising under any of the Company IP Contracts, or (iv) otherwise alter, impair, or adversely affect any Company Intellectual Property Rights.

(h) The Company owns or has a valid right to access and use all computer systems, networks, hardware, technology, software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the business of the Company (the “IT Systems”), as such IT Systems are currently used by the Company. To the Knowledge of the Company, the IT Systems (i) perform in all material respects as required in connection with, the current operation of the Company, and (ii) and have not suffered any material malfunction, failure or security breach within the past three (3) years.

(i) The Company is compliance, in all material respects, with all privacy policies and applicable Privacy Laws and has not received written notice of, and has no Knowledge of, any violation of any Privacy Laws or privacy policies between January 1, 2013 through the date hereof.

4.16 Tax Matters.

(a) The Company and each of its Subsidiaries (i) have prepared and duly and timely filed (taking into account any valid extensions of time in which to file) all material U.S. federal, state, local and non-U.S. returns, estimates, claims for refund, information statements, forms and reports or other similar documents filed or required to be filed with respect to Taxes with any Governmental Authority (including amendments, elections, schedules, or attachments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them, and all such Tax Returns are complete and accurate in all material respects, and (ii) have paid all material Taxes required to be paid by or on behalf of them. Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations with respect to material Taxes or agreed to any extension of time for the assessment or collection of any material Tax except as set forth in Section 4.16(a) of the Company Disclosure Letter, other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company and each of its Subsidiaries has made sufficient accruals for such Taxes in its consolidated financial statements and its books and records.

(b) The Company and each of its Subsidiaries have timely paid or withheld with respect to their employees, independent contractors, creditors, stockholders or any other person (and paid over any amounts withheld to the appropriate Governmental Authority) all material Taxes required to be paid or withheld. There are no Liens as a result of any unpaid Taxes upon any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(c) Except as set forth in Section 4.16(c) of the Company Disclosure Letter, (i) no audit, examination, investigation or other proceeding in respect of Taxes of the Company or any of its Subsidiaries is presently in progress, or has been threatened in writing and (ii) all material deficiencies asserted or assessments made as a result of any examinations by any Governmental Authority of the Tax Returns of the Company have been fully paid or accrued as payable on ASC-740 reserve.

(d) The Company has made available to Parent, prior to the date of this Agreement, true and correct copies of the U.S. federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2013, 2012 and 2011.

(e) The Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(f) Neither the Company nor any of its Subsidiaries has (i) constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that occurred in the two (2) years prior to the date of this Agreement, that includes the Merger, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(g) Neither the Company nor any of its Subsidiaries has engaged in, or has any obligation with respect to, any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(h) None of the Company nor any of its Subsidiaries is (i) or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) or any other group that has filed a combined, consolidated or unitary income Tax Return (other than a group the common parent of which is the Company), (ii) a party to any Tax sharing, indemnification or allocation agreement (other than any such agreement with service providers, customers, vendors, creditors or lessors entered into in the ordinary course of business or pursuant to a commercial lending agreement, the principal purpose of which is not to address Tax matters), nor does the Company or any of its Subsidiaries owe any material amount under any such agreement, (iii) liable in a material amount for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or (iv) is subject to any private letter ruling of the IRS or comparable rulings of any Governmental Authority.

(i) Since January 1, 2010 and, to the Knowledge of the Company, since January 1, 2000, no material claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be required to file any such Tax Returns in that jurisdiction.

(j) To the Knowledge of the Company, neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, which item of income was realized (and reflects economic income earned) prior to the Closing Date, or which deduction was realized (and reflects economic expense incurred) after the Closing Date, including as a result of any: (i) change in accounting method pursuant to Section 481(a) of the Code (or any similar provision of Law) for a taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or before the Closing Date; (iii) installment sale or open transaction disposition made on or before the Closing Date; (iv) prepaid amount received on or before the Closing Date; (v) election under Section 108(i) of the Code; or (vi) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(k) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries have or have had a permanent establishment in any country other than the country of its organization, and is or has been subject to tax in a jurisdiction outside of the country of its organization. All material transactions by and between any of the Company and its Subsidiaries are in material compliance with all transfer pricing requirements in all jurisdictions in which the Company and its Subsidiaries do business. Neither the Company nor any of its Subsidiaries has received any Tax exemptions, Tax holidays or other Tax reduction agreements or arrangements.

4.17 Employee Plans.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth a complete and accurate list of each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) other material employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) maintained or contributed to for the benefit of any current or former employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has any material Liability, contingency or otherwise (together the “Employee Plans”). With respect to each Employee Plan that is not a Foreign Plan (the “U.S. Employee Plans”), to the extent applicable the Company has made available to Parent complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each U.S. Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any U.S. Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any U.S. Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (E) any material notices or material communications to or from the IRS, DOL or any other Governmental Authority.

(b) No Employee Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA), or a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA);

(c) With respect to each Employee Plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA (a “Title IV Plan”) the Company has made available to Parent complete and accurate copies of the most recent valuation reports, and, to the Knowledge of the Company, there has been no material adverse change in the funding status of a Title IV Plan since the date of such valuation reports. With respect to each Title IV Plan, except as provided on Section 4.17(c) of the Company Disclosure Letter:

(i) As of the date hereof, there has been no “reportable event” as that term is defined in Section 4043(c) of ERISA and the regulations thereunder with respect to the Title IV Plans which would require the giving of notice.

(ii) Neither the Company, any of its Subsidiaries, nor any ERISA Affiliate has any outstanding liabilities in respect of a terminated Title IV Plan, or incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation, or to a trustee appointed under Section 4042 of ERISA. All premiums due the Pension Benefit Guaranty Corporation with respect to the Title IV Plans have been timely paid, accrued or reserved for.

(iii) Neither the Company, any of its Subsidiaries, any ERISA Affiliate, nor any organization to which any of them is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of Section 4069 of ERISA.

(d) Each U.S. Employee Plan has been maintained, operated, funded and administered, in all material respects, in compliance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code.

(e) As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against any Employee Plan, the assets of any trust under any Employee Plan, or, to the Company’s Knowledge the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits.

(f) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(g) Except as provided on Section 4.17(g) of the Company Disclosure Letter, no U.S. Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides health benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Law.

(h) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code may rely on a prototype opinion letter or has received a favorable determination letter from the IRS to such effect (or there remains sufficient time for the Company to file an application for such determination letter from the IRS) and, to the Knowledge of the Company, nothing has occurred with respect to the operation of the Employee Plans which could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(i) Except as provided on Section 4.17(i) of the Company Disclosure Letter or as required pursuant to the terms of this Agreement or applicable Law, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (A) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (B) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (C) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

(j) Except as required by applicable Law or the terms of any Employee Plans as in effect on the date hereof, neither the Company nor any of its Subsidiaries has any commitment to amend in any material respect or establish any new Employee Plan or to materially increase any benefits under any Employee Plan.

(k) Except as provided in Section 4.17(k)(i) of the Company Disclosure Letter, no amount paid or payable by the Company or any Subsidiary of the Company in connection with the transactions contemplated hereby will be an “excess parachute payment” within the meaning of Section 280G of the Code. Except as provided on Section 4.17(k)(ii) of the Company Disclosure Letter, no person is entitled to receive any additional payment (including any tax gross-up payment) from the Company or any of its Subsidiaries as a result of the imposition of additional taxes under Section 4999 of the Code.

(l) With respect to each Employee Plan that is a maintained outside of the United States substantially for employees who are situated outside the United States other than statutory plans (the “Foreign Plans”), except as provided on Section 4.17(l) of the Company Disclosure Letter, and except as could reasonably be expected to result in a material Liability to the Company:

(i) all employer and employee contributions required by law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

4.18 Labor Matters.

(a) Except as provided in Section 4.18(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is party to or is otherwise bound by any collective bargaining agreement, labor union contract, trade union agreement, or any other labor-related agreement with any labor union, labor organization or works council (each a “Collective Bargaining Agreement”), (ii) no employee of the Company or any of its Subsidiaries is represented by any labor union, labor organization or works council in connection with such employee’s employment with the applicable Company or any Subsidiary of the Company, (iii) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize or represent any employees of the Company or any of its Subsidiaries; (iv) no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries, and (v) there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries are in compliance, in all material respects, with applicable Laws and Orders with respect to labor and employment (including but not limited to applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, discrimination in employment, employee health and safety, collective bargaining, and the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local applicable Law).

(c) There are no material complaints, charges or claims against the Company or any of the Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed, with any Governmental Authority or regulatory authority based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual.

4.19 Permits. The Company and its Subsidiaries possess and are and have been in compliance with the terms of all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their businesses as currently conducted (“Permits”) except for non-compliance that would not have, individually or in the aggregate, a Company Material Adverse Effect, and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened.

4.20 Compliance with Laws.

(a) Since January 1, 2012, the Company and each of its Subsidiaries is and have been in compliance with all Laws and Orders applicable to the Company and its Subsidiaries, and each of their properties and assets, except for such violations or noncompliance that would not have, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No representation or warranty is made in this Section 4.20(a) with respect to (i) compliance with the Securities Act and the Exchange Act, to the extent such compliance is covered in Section 4.8 and Section 4.9, (ii) Intellectual Property, Intellectual Property Rights and related matters, which are covered solely in Section 4.15,

(iii) applicable Laws with respect to Taxes, which are covered solely in Section 4.16, (iv) ERISA and other employee benefit-related matters, which are covered solely in Section 4.17, (v) labor Law matters, which are covered solely in Section 4.18, or (vi) the compliance matters addressed in subsections (b) through (d) of this Section 4.20.

(b) None of the Company or its Subsidiaries, nor any of their respective officers, directors, employees, nor, to the Knowledge of the Company, any agent, representative or consultant of the Company or its Subsidiaries have, in connection with the business of the Company: (i) corruptly offered, paid, promised to pay, or authorized the payment of, directly or indirectly, anything of value, including, but not limited to, money, loans, gifts, travel, or entertainment, to any person acting in an official capacity for any Government Entity or to any Government Official with the purpose of (a) influencing any act or decision of such Government Official in his official capacity; (b) inducing such Government Official to perform or omit to perform any activity in violation of his legal duties; (c) securing any improper advantage; or (d) inducing such Government Official to influence or affect any act or decision of such Government Entity, except as permitted under the U.S. Foreign Corrupt Practices Act; (ii) made any illegal contribution to any political party or candidate; (iii) made, offered or promised to pay any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature, directly or indirectly, in connection with the business of the Company, to any person, including any supplier or customer; (iv) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose; or (v) otherwise violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 or any other applicable anti-corruption or anti-bribery law.

(i) For purposes of this Section 4.20(b), “Government Official” means any officer or employee of a Government Entity or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate for political office, excluding officials related to the government of the United States; and

(ii) “Government Entity” means any foreign government, any political subdivision thereof, or any corporation or other entity owned or controlled in whole or in part by any government or any sovereign wealth fund, excluding entities related to the government of the United States.

(c) Except as set forth in Section 4.20(c) of the Company Disclosure Letter, none of the Company, any Subsidiary of the Company or their respective directors, officers, employees, or agents (i) is a person with whom transactions are prohibited or limited under any economic sanctions laws, including those administered by the Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other sanctions authority, or, within the last five (5) years, or (ii) has violated any economic sanctions laws. The Company and Company Subsidiaries are and for the past five (5) years have been in compliance with and in possession of any and all licenses or permits that may be required for the lawful conduct of their business under export control laws, including the Export Administration Regulations, the International Traffic in Arms Regulations, and other applicable export laws and regulations in the countries where they operate. Except as set forth in Section 4.20(c) of the Company Disclosure Letter, within the past five (5) years, the Company and Company Subsidiaries have made no voluntary disclosures to any Government authorities under applicable economic sanctions laws or export control laws and, to the Knowledge of the Company, have not been the subject of any governmental investigation or inquiry regarding the compliance of the Company or its Subsidiaries with such laws or been assessed any fine or penalty under such laws.

(d) Neither the Company nor any of its Subsidiaries has received any written notice of or been charged with the violation of any Laws governing advertising, endorsements, rebates and consumer protection except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.21 Environmental Matters.

(a) Except as set forth in Section 4.21(a) of the Company Disclosure Letter, within the last three (3) years the Company and its Subsidiaries are, and have been, in compliance, in all material respects, with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as presently conducted.

(b) Neither Company nor any of its Subsidiaries has exposed any employee or any third party to Hazardous Substances in violation of any Environmental Law, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

(c) Neither the Company nor any of its Subsidiaries is a party to or is the subject of any pending, or to the Knowledge of the Company threatened Legal Proceeding alleging any material Liability or responsibility under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any Order or agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.

(d) Except as would not would not reasonably be expected to result in a Company Material Adverse Effect, there are no Hazardous Substances present at, on, in or under any real property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company, any Subsidiary or, to the Company’s Knowledge, any of their respective predecessors.

(e) The Company and each Subsidiary have made available to Acquisition Sub all material environmental audits and environmental site assessments or environmental site investigation reports relating to the operation of the Company or any Subsidiary prepared within the last three (3) years, or any real property currently or formerly owned, leased or occupied by the Company, any Subsidiary, in each case that are in the possession or reasonable control of the Company or its Subsidiaries.

4.22 Litigation. Except as set forth in Section 4.22 of the Company Disclosure Letter, as of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or related to any of their properties or assets, in any case, that would, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.23 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business. Section 4.23 of the Company Disclosure Letter sets forth a correct and complete list of all insurance policies. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

4.24 Related Party Transactions. Except as set forth in Section 4.24 of the Company Disclosure Letter, indemnification, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

4.25 Brokers. Except for J.P. Morgan, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

4.26 Opinion of Financial Advisor. The Company Board has received the opinion of J.P. Morgan, financial advisor to the Company, to the effect that, as of the date of such opinion, and subject to and based upon the various qualifications and assumptions set forth therein, the consideration to be received by the holders of Company Shares (other than Parent, Acquisition Sub or any of their respective affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders.

4.27 State Anti-Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Acquisition Sub made herein, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement, the Support Agreement and the transactions contemplated hereby and thereby. Assuming the accuracy of the representations and warranties of Parent and Acquisition Sub made herein, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Offer or, if applicable, the Merger or the other transactions contemplated hereby.

4.28 Schedule TO; Schedule 14D-9; Schedule 13E-3.

(a) Any information provided in writing by the Company or on its behalf for inclusion or incorporation by reference in the Schedule TO or the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The Schedule 14D-9 will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Schedule 14D-9, when filed with the SEC and on the date first disseminated to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Acquisition Sub or any of their directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule 14D-9.

(c) The Schedule 13E-3 will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Schedule 13E-3, when filed with the SEC and on the date first disseminated to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Acquisition Sub or any of their directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule 13E-3.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby represent and warrant to the Company as follows:

5.1 Organization; Good Standing. Parent is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

5.2 Power; Enforceability. Each of Parent and Acquisition Sub has the requisite power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Acquisition Sub, and no additional corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder or the consummation by Parent and Acquisition Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each in accordance with its terms, subject to the Enforceability Limitations.

5.3 Non-Contravention. The execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby do not and will not: (a) violate or conflict with any provision of the certificates of incorporation or bylaws of Parent or Acquisition Sub; (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent, Acquisition Sub or any of their properties or assets may be bound; (c) assuming the Consents referred to in Section 5.4 are obtained or made, violate or conflict with any Law or Order applicable to Parent or Acquisition Sub or by which any of their properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Acquisition Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

5.4 Required Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Acquisition Sub or any of their Affiliates in connection with the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, except: (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (b) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (c) Consents required under, and compliance with any other applicable requirements of the HSR Act and, based in part on information provided by the Company, the Antitrust Laws of the jurisdictions set forth in Section 4.5 of the Company Disclosure Letter; (d) ITAR Pre-Notification Requirement; (e) CFIUS Clearance; and (f) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

5.5 Litigation. There are no Legal Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Acquisition Sub or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder. Neither Parent nor Acquisition Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

5.6 Schedule TO; Schedule 14D-9; Schedule 13E-3.

(a) The Schedule TO and the Offer Documents will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Schedule TO and the Offer Documents, when filed with the SEC and on the date first published, sent or given to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Acquisition Sub with respect to information supplied by the Company or any of its directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule TO or the Offer Documents.

(b) Any information provided in writing by Parent or Acquisition Sub or any of their directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) Any information provided in writing by Parent or Acquisition Sub or any of their directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.7 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub.

5.8 Operations of Acquisition Sub and Parent. Acquisition Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Acquisition Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement. Parent has been formed solely for the purpose of engaging in the transactions contemplated by the Investment Agreement and, prior to the date thereof, Parent had not engaged in any other business activities and had not incurred any liabilities or obligations other than as contemplated thereby.

5.9 Funds. Parent and Acquisition Sub will have as of the Acceptance Time and the Effective Time, sufficient cash on hand for the satisfaction of all of Parent’s and Acquisition Sub’s obligations under this Agreement, including the payment of the aggregate Offer Price and, if applicable, the Merger Consideration and the consideration in respect of the Company Options and Company Restricted Stock Units, and to pay all related fees and expenses. Parent’s and Acquisition Sub’s obligations hereunder are not subject to a condition regarding Parent’s or Acquisition Sub’s obtaining of funds to consummate the transactions contemplated by this Agreement.

5.10 Section 203 Matters. Neither Parent nor Acquisition Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL (other than as contemplated by this Agreement or the Investment Agreement). Neither Parent nor Acquisition Sub owns any Company Shares (other than as contemplated by this Agreement or the Investment Agreement).

ARTICLE VI

COVENANTS OF THE COMPANY

6.1 Interim Conduct of Business.

(a) Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 6.1(a) of the Company Disclosure Letter, or (iii) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE IX and the Acceptance Time, each of the Company and each of its Subsidiaries shall (A) use its commercially reasonable efforts to carry on its business in the ordinary course consistent with past practice, and (B) use its commercially reasonable efforts, consistent with past practices and policies, to keep available the services of the current officers, key employees and consultants of the Company and each of its Subsidiaries, and preserve the current relationships of the Company and each of its Subsidiaries with customers, suppliers, distributors, licensors, licensees, and other Persons with whom the Company or any of its Subsidiaries has significant business relations as is reasonably necessary to preserve substantially intact its business organization.

(b) Except (i) as contemplated or permitted by this Agreement (including, without limitation, the prepayment or redemption of any of the Senior Subordinated Notes due 2015), (ii) as set forth in Section 6.1(b) of the Company Disclosure Letter, (iii) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed) or (iv) as contemplated by the Investment Agreement (including, without limitation, the issuance of the Company Preferred Stock, the declaration and payment of dividends thereon and the conversion thereof), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE IX and the Acceptance Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 6.1(a)):

(i) amend, or propose to adopt any amendments to, its certificate of incorporation or bylaws or comparable organizational documents;

(ii) issue, sell, deliver, grant, dispose of, pledge or otherwise encumber or agree or commit to issue, sell, deliver, grant, dispose of, pledge or otherwise encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for the issuance and sale of Company Shares upon the vesting of Company Restricted Stock Units or the exercise of Company Options, in each case, outstanding as of the date hereof or issued after the date hereof in compliance with the terms of this Section 6.1(b);

(iii) directly or indirectly repurchase or redeem any Company Securities or Subsidiary Securities, except (A) repurchases of Company Securities pursuant to the terms and conditions of Company Options outstanding as of the date hereof or issued after the date hereof in compliance with the terms of this Section 6.1(b) and (B) in connection with Tax withholdings and exercise price settlements upon the exercise of Company Options or the vesting of Company Restricted Stock Units;

(iv) (A) split, combine, subdivide or reclassify any shares of capital stock or (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its wholly owned Subsidiaries;

(v) propose or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(vi) (A) incur or assume any long-term or short-term debt for borrowed monies or issue any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, in excess of $10,000,000 except for loans or advances between the Company and any direct or indirect Subsidiaries, or between any direct or indirect Subsidiaries, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect Subsidiaries of the Company, (C) make any loans, advances or capital contributions to or investments in any other Person (other than the Company or any direct or indirect Subsidiaries), except for business expense advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries, or (D) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(vii) except as may be required by applicable Law or the terms of any Employee Plan, including any severance agreement in effect as of the date hereof, (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, except in any such case (1) in connection with the hiring of new employees in the ordinary course of business consistent with past practice, and (2) in connection with the promotion of employees in the ordinary course of business consistent with past practice, or (B) increase the salary or other compensation payable or to become payable of any director, officer or employee, pay or agree to pay any special bonus or special remuneration to any director, officer or employee, or pay or agree to pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in the ordinary course of business consistent with past practice, provided, that the Company and its Subsidiaries may provide for annual, promotion related or merit-based salary increases and may pay bonuses, commissions and other incentive compensation in the ordinary course of business consistent with past practice;

(viii) settle or compromise any pending or threatened Legal Proceeding for an amount (not covered by insurance) in excess of $5,000,000, except for the settlement of any Legal Proceeding that (A) is reflected or reserved against in the Company Balance Sheet, or (B) does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time that is, individually or in the aggregate, material to the Company and its Subsidiaries, taken as whole;

(ix) except as may be required as a result of a change in applicable Law or in GAAP, make any change in any of the material financial accounting methods, principles or practices used by it (or change an annual financial accounting period);

(x) (A) make or change any material Tax election, take any position on any Tax Return filed on or after the date of this Agreement or adopt any tax accounting method that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods, (B) change any method of Tax accounting or accounting period, (C) amend any material Tax Return, including surrender any claim for a refund of Taxes, (D) settle or compromise any material Tax controversy, or (E) consent to any extension or waiver of any limitations period with respect to any claim or assessment for a material amount of Taxes;

(xi) other than in the ordinary course of business consistent with past practice, (A) directly or indirectly acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or (B) dispose of any properties or assets of the Company or its Subsidiaries, which are material to the Company and its Subsidiaries, taken as a whole;

(xii) (A) enter into, terminate or amend in any material respect any Material Contract, other than in the ordinary course of business consistent with past practice; (B) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area, except distribution and sales agency agreements entered into in the ordinary course of business or (C) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby;

(xiii) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than (A) travel and similar advances to its employees and (B) customer credits in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business;

(xiv) make any capital expenditure or expenditures which (A) involves the purchase of real property, (B) is in excess of $10,000,000 individually or (C) is inconsistent with the budget approved by the Company Board prior to the date hereof, a copy of which has been provided to Parent;

(xv) grant to any third Person any license (other than licenses granted to end-users pursuant to the Company’s terms of use as posted on its website), sublicense, covenant not to sue, immunity, authorization, release or other right with respect to any material Intellectual Property Rights; assign or transfer to any third Person any material Company Intellectual Property Rights; or abandon any material Company Registered Intellectual Property Rights, in each case except as in the ordinary course of business; or

(xvi) enter into a Contract, or otherwise resolve or agree in any legally binding manner, to take any of the actions prohibited by this Section 6.1(b).

(c) Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Acceptance Time. Prior to the Acceptance Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

6.2 Acquisition Proposals.

(a) During the period (the “Go-Shop Period”) commencing on the date of this Agreement and continuing until 11:59 p.m. (New York Time) on the 35th calendar day after the date of this Agreement, unless extended by the Go-Shop Extension (the day on which the Go-Shop Period (including the Go-Shop Extension, if any) ends, the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to (i) initiate, solicit and encourage any inquiry or the making of any proposal or offer that constitutes an Acquisition Proposal, including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries to any Person pursuant to (x) a confidentiality agreement entered into by such Person containing confidentiality terms that are no more favorable in the aggregate to such Person than those contained in the Confidentiality Agreement (unless the Company offers to amend the Confidentiality Agreement to reflect such more favorable terms), or (y) to the extent applicable, the confidentiality agreement entered into with such Person prior to the date of this Agreement (any such confidentiality agreement, an “Acceptable Confidentiality Agreement”); provided that the Company shall promptly (and in any event within 24 hours) make available to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously made available to the Parent, and (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Persons or group of Persons with respect to any Acquisition Proposals and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals. No later than one (1) Business Day after the No-Shop Period Start Date, the Company shall notify Parent in writing of the identity of each Person or group of Persons from whom the Company received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date and provide to Parent (x) a copy of any Acquisition Proposal made in writing and any other written material terms or proposals provided (including financing commitments) to the Company or any of its Subsidiaries, (y) the identity of the Person or Persons making such Acquisition Proposal and (z) a written summary of the material terms of any Acquisition Proposal not made in writing (including any terms proposed orally or supplementally). If the Company receives an Acquisition Proposal during the Go-Shop Period, the Company may extend the Go-Shop Period for a period of time not to exceed fifteen (15) calendar days in order to continue discussions and negotiations with, and permit due diligence by, the Excluded Parties (the “Go-Shop Extension”).

(b) Except as may relate to any Excluded Party (but only for as long as such Person or group is an Excluded Party) or as expressly permitted by this Section 6.2, after the No-Shop Period Start Date, the Company and its Subsidiaries shall, and the Company shall cause its and its Subsidiaries’ Representatives to immediately cease any activities permitted by Section 6.2(a) and any discussions or negotiations with any Person or group that may be ongoing with respect to any Acquisition Proposal. With respect to any Person or group with whom such discussions or negotiations have been terminated, the Company shall terminate such Persons’ access to any data room containing the Company’s confidential information and use its reasonable best efforts to promptly require such Person or group to promptly return or destroy in accordance with the terms of the applicable confidentiality agreement any information furnished by or on behalf of the Company.

(c) Except as may relate to any Excluded Party (for so long as such Person or group is an Excluded Party), or as expressly permitted by this Section 6.2, from the No-Shop Period Start Date continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate, cause or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, or (iv) enter into any Contract contemplating or otherwise relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement).

(d) Notwithstanding anything to the contrary set forth in this Section 6.2 or elsewhere in this Agreement, at any time prior to the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time and after providing Parent not less than 24 hours’ written notice of its intention to take such actions, if the Company receives from any Person a bona fide, written and unsolicited (except to the extent solicited in accordance with and not in violation of this Agreement) Acquisition Proposal not involving a breach of this Agreement that the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) either constitutes or is reasonably expected to lead to a Superior Proposal, the Company Board may, directly or indirectly through the Company’s Representatives: (i) participate or engage in discussions or negotiations with such Person and/or (ii) furnish to such Person any non-public information relating to the Company or any of its Subsidiaries and/or afford such Person access to the business, properties, assets, books, records or other non-public information, or the personnel, of the Company or any of its Subsidiaries, in each case under this clause (ii) pursuant to an Acceptable Confidentiality Agreement, provided, that contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent to the extent such information has not been previously furnished by the Company to Parent; provided however, that in the case of any action taken pursuant to the preceding clause (i) or (ii), (A) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties, and (B) the Company gives Parent written notice of the identity of such Person, a copy of the Acceptable Confidentiality Agreement entered into with such Person, the material terms of such Acquisition Proposal and of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such Acquisition Proposal). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 6.2 by the Company.

(e) From the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any rights under, or release any Person (other than Parent and Acquisition Sub) from, any “standstill” or other similar agreement between the Company or any of its Subsidiaries, on the one hand, and such Person, on the other, unless the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties.

(f) In addition to the obligations of the Company set forth in this Section 6.2, the Company shall promptly notify Parent if any director or executive officer of the Company becomes aware of any receipt by the Company of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such Acquisition Proposal). The Company shall keep Parent reasonably informed of the status and terms of any such Acquisition Proposal, request or inquiry (and the Company shall provide Parent with copies of any additional written materials received that relate to such Acquisition Proposal, inquiry or request).

ARTICLE VII

ADDITIONAL COVENANTS

7.1 Reasonable Best Efforts to Complete. Subject to Section 7.4, upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Acquisition Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to: (i) cause the conditions to the Offer set forth in Section 2.1(a) and Annex A to be satisfied and cause the conditions to the Merger set forth in ARTICLE VIII to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Offer and the Merger; and (iii) obtain all necessary or appropriate consents, waivers and approvals under any Material Contracts (including, for the avoidance of doubt, the Credit Agreement) to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Material Contracts following the consummation of the transactions contemplated by this Agreement (other than the Senior Notes or Senior Subordinated Notes). Subject to Section 7.4, in addition to the foregoing, neither Parent or Acquisition Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Offer or the Merger or the ability of such party to fully perform its obligations under this Agreement. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract.

7.2 Antitrust Filings.

(a) Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as practicable after the date of this Agreement but in no event later than fifteen (15) Business Days following the execution and delivery of this Agreement and (ii) as promptly as practicable, make the required filings under the Antitrust Laws of the jurisdictions set forth in Section 4.5 of the Company Disclosure Letter. Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC the DOJ, or other Governmental Authority and (iv) use reasonable best efforts to take all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and to avoid any impediment to the consummation of the Offer or the Merger under any Antitrust Laws, including using reasonable best efforts to take all such action as reasonably may be necessary to resolve such objections, if any, as the FTC, the DOJ, any Governmental Authority, or any other Person may assert under any applicable Antitrust Laws with respect to the Offer and/or the Merger. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.2 or any other provision of this Agreement shall require Parent, the Company or any of its Subsidiaries to take any action that would result in a material adverse effect on Parent or the Company.

(b) Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response to such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Offer or the Merger, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Offer or the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer and the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Offer and the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Offer or the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in clauses (A) and (D)(1) of Annex A and Section 8.1(a)(iii). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information.

(c) Each of Parent, Acquisition Sub and the Company shall cooperate with one another in good faith to: (i) promptly determine whether any filings not contemplated by this Section 7.2 are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by this Section 7.2 are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and use reasonable best efforts to take all action necessary to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby. To the extent that such additional filings are required, the parties hereto agree to cooperate with one another and keep one another informed with respect to all communications with any such Governmental Authorities to the same extent as provided in Section 7.2(b).

7.3 Section 251(h) Merger.

(a) Provided that the Offer is consummated and the Merger Condition is satisfied or waived and notwithstanding anything to the contrary set forth in this Agreement, in the event that the Merger can be effected pursuant to Section 251(h) of the DGCL, then following the consummation of the Offer, each of Parent, Acquisition Sub and the Company shall take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the Acceptance Time (and in any event within one (1) Business Day), without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the DGCL and upon the terms and subject to the conditions of this Agreement. In furtherance, and without limiting the generality, of the foregoing, neither Parent nor Acquisition Sub shall, or shall cause or permit any of their respective Affiliates or Representatives to, take any action that could render Section 251(h) of the DGCL inapplicable to the Merger.

7.4 Company Board Recommendation.

(a) Subject to the terms of Section 7.4(b) and Section 7.4(c), the Company Board shall recommend that the holders of Company Shares accept the Offer, tender their Company Shares to Parent or Acquisition Sub, as applicable, pursuant to the Offer and, if required by the applicable provisions of Delaware Law, adopt this Agreement (the “Company Board Recommendation”).

(b) Subject to the terms of Section 7.4(c), neither the Company Board nor any committee thereof shall: (x) withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation; or (y) approve, endorse or recommend an Acquisition Proposal (each of clauses (x) and (y), a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board to the holders of Company Shares pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be a Company Board Recommendation Change. At any time following the making by any Person of a public Acquisition Proposal, Parent may submit a written request to the Company Board that the Company Board publicly reconfirm the Company Board Recommendation within five (5) Business Days after receipt of such a request.

(c) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, the Company Board may: (i) make a Company Board Recommendation Change only in response to (A) the Company receiving an unsolicited (except to the extent solicited in accordance with and not in violation of this Agreement), bona fide written Acquisition Proposal that constitutes a Superior Proposal and not involving a breach of this Agreement or (B) an Intervening Event or (ii) if the Company has complied in all material respects with Section 6.2, cause the Company to terminate this Agreement and, concurrently with or immediately after such termination, cause the Company to enter into a definitive written agreement providing for such Superior Proposal, which proposal did not result from any material breach of Section 6.2, if and only if, in all cases (x) the Company Board determines in good faith, after consulting with and receiving advice from outside counsel, that the failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary duties and (y) the provisions of Section 7.4(e) are complied with in all material respects.

(d) Nothing in this Agreement shall prohibit the Company Board from: (i) taking and disclosing to the holders of Company Shares a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; and (ii) making any disclosure to the holders of Company Shares that the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties under Delaware Law or a violation of applicable securities Laws; provided that, (x) clause (ii) of this Section 7.4(d) shall not in and of itself be deemed to permit the Company Board to make a Company Board Recommendation Change that would not otherwise be permitted pursuant to this Section 7.4, and (y) in either such case, any such statement(s) or disclosures made by the Company Board will be subject to the terms and conditions of this Agreement, including the provisions of ARTICLE IX.

(e) (i) No Company Board Recommendation Change may be made in response to a Superior Proposal or an Intervening Event and (ii) no termination of this Agreement in accordance with Section 7.4(c) may be made: (x) until the fourth (4th) Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to, in the case of clause (i), make such Company Board Recommendation Change (a “Company Board Recommendation Notice”), or in the case of clause (ii), terminate this Agreement in accordance with this Section 7.4(e) (a “Notice of Superior Proposal”), which notice shall specify (1) in the case of such an action taken in connection with a Superior Proposal, the terms and conditions of such Superior Proposal (including the identity of the Person making such Superior Proposal and a copy of the then-current forms of all of the relevant proposed transaction documents related thereto, including definitive agreements with respect to such Superior Proposal) or (2) if the basis of the proposed action by the Company Board is an Intervening Event, a description of the Intervening Event; and (y) unless the Company shall have (A) during the four (4) Business Day period specified above (and any additional period related to a revision to the Superior Proposal, as provided below), negotiated, and caused its financial and legal advisors to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) with respect to proposed adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal (or, in the case of a Company Board Recommendation Notice that is not related to a Superior Proposal, so that the failure to make such Company Board Recommendation Change is no longer inconsistent with the Company Board’s fiduciary duties under Delaware Law); and (B) prior to or concurrently with a termination of this Agreement pursuant to Section 7.4(c), paid the Termination Fee required under Section 9.4(b).

The parties agree that, in the case of such actions taken in connection with a Superior Proposal or an Intervening Event, any material amendment to the financial terms or other material terms of such Superior Proposal, or any new material information regarding the Intervening Event, shall, in each case, require a new Company Board Recommendation Notice or Notice of Superior Proposal and an additional two (2) Business Day period (the period inclusive of all such days, the “Notice Period”). The Company agrees that: (i) during the Notice Period the Company shall, and shall cause its financial advisors and outside legal counsel to, negotiate with Parent in good faith if Parent indicates to the Company that it desires to negotiate the terms of this Agreement; and (ii) the Company shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether such Acquisition Proposal continues to constitute a Superior Proposal. The Company shall promptly keep Parent reasonably informed of all material developments affecting the material terms of any such Superior Proposal (and the Company shall provide Parent with copies of any additional material written materials received that relate to such Superior Proposal).

7.5 Public Statements and Disclosure. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. None of the Company, on the one hand, or Parent and Acquisition Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 7.5 shall not apply to any release or announcement made or proposed to be made by the Company following a Company Board Recommendation Change.

7.6 Anti-Takeover Laws. In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, Parent and Acquisition Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

7.7 Access; Confidentiality.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE IX and the Acceptance Time, the Company shall afford Parent and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information or (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information; and provided further, that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 7.7 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent and Acquisition Sub hereunder. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, Contract or obligation or to waive such a privilege including by providing such information in redacted form as necessary to preserve such a privilege or comply with such Law or otherwise make appropriate substitute disclosure arrangements, to the extent possible. Any investigation conducted pursuant to the access contemplated by this Section 7.7 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the properties of the Company or any of its Subsidiaries shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing. Nothing in this Section 7.7 or elsewhere in this Agreement shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information.

(b) The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.7. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, each of the Company and Parent shall hold, and shall cause their respective Representatives to hold, all information received from the other party or its Representatives, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

7.8 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.9 Directors’ and Officers’ Indemnification and Insurance. The provisions of this Section 7.9 shall be applicable only to the extent the Merger is consummated.

(a) The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all: (i) indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers as of the date of this Agreement and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Acceptance Time (the “Indemnified Persons”) and (ii) indemnification, expense advancement and exculpation provisions in any certificate of incorporation or bylaws or comparable organizational document of the Company or any of its Subsidiaries in effect on the date of this Agreement. In addition, during the period commencing at the Acceptance Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in a manner adverse to the Indemnified Persons except as required by applicable Law.

(b) Without limiting the generality of the provisions of Section 7.9(a), during the period commencing at the Acceptance Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification under this Section 7.9(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Acceptance Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification. In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Person, promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 7.9(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Parent) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c) During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 7.9(c), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 7.9(c) of the Company Disclosure Letter); provided that, if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 7.9(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 7.9.

(e) The obligations set forth in this Section 7.9 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policies referred to in Section 7.9(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policies referred to in Section 7.9(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policies referred to in Section 7.9(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.9, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policies referred to in Section 7.9(c) (and their heirs and representatives)) under this Section 7.9 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(f) The obligations and liability of Parent, the Surviving Corporation and their respective Subsidiaries under this Section 7.9 shall be joint and several.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.9 is not prior to or in substitution for any such claims under such policies.

7.10 Employee Matters. The provisions of this Section 7.10 shall be applicable only to the extent the Merger is consummated.

(a) From and after the Effective Time, Parent shall or shall cause the Surviving Corporation to, honor all Employee Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time. Without limiting the foregoing, for a period of one year following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide to each Continuing Employee (i) employee benefits that, in the aggregate, are no less favorable than were provided to the Continuing Employee immediately prior to the Effective Time and (ii) base salary or regular wages and incentive compensation opportunities that, in each case, are no less favorable than those as were provided to the Continuing Employee as of the Acceptance Time. Any other provision of this Agreement to the contrary notwithstanding, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide, to each Continuing Employee whose employment terminates during the one-year period following the Effective Time severance benefits that would have been no less favorable than the severance benefits provided to the Continuing Employee under the Company’s severance arrangements and/or policies in effect immediately prior to the Effective Time.

(b) With respect to each employee benefit or compensation plan, program, agreement or arrangement that is made available to any Continuing Employees on or following the Effective Time (the “New Plans”), the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause to be granted to each such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting, entitlement to benefits and level of benefits (other than with respect to determining the accrual and level of benefits under a defined benefit pension plan) where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement); provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under any such New Plan replaces coverage under a comparable Employee Plan or under any other employee benefit or compensation plan, program, agreement or arrangements in which such Continuing Employee participates immediately before the Acceptance Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, the Surviving Corporation shall cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and the Surviving Corporation shall take commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, and shall not be subject to accrual limits or other forfeiture and shall not limit future accruals.

(c) Immediately prior to the Effective Time, the Company shall have the right to pay the annual bonus awards in respect of the fiscal year in which the Effective Time occurs, with such payments to be based upon the actual performance (which shall be determined by linearly extrapolating, in good faith, the Company’s performance as of the Effective Time through the end of the Company’s fiscal year in which the Effective Time has occurred) pro-rated based on days from the beginning of the applicable performance period until the Effective Time divided by 365.

(d) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any Continuing Employee for any reason, or (ii) subject to the limitations and requirements specifically set forth in this Section 7.10, require Parent or the Surviving Corporation to continue any New Plan or Employee Plan or prevent the amendment, modification or termination thereof after the Effective Time.

7.11 Obligations of Acquisition Sub. Parent shall take all action necessary to cause Acquisition Sub and, if the Merger is consummated, the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

7.12 Notification of Certain Matters.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE IX and the Acceptance Time, the Company shall give prompt notice to Parent and Acquisition Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated hereby set forth in clauses (D)(2) and (D)(3) of Annex A to fail to be satisfied at the then scheduled expiration of the Offer; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 7.12(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE IX and the Acceptance Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Acquisition Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Acquisition Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement (including the Offer and the Merger) or the ability of Parent and Acquisition Sub to fully perform their respective covenants and obligations under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Acquisition Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 7.12(b).

7.13 Certain Litigation. The Company shall promptly advise Parent of any litigation commenced after the date hereof against the Company or any of its directors (in their capacity as such) by any holders of Company Shares (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to participate in, but not control, at Parent’s expense, the defense or settlement of any such stockholder litigation and no such settlement shall be agreed to without Parent’s prior consent (which approval will not be unreasonably withheld, conditioned or delayed).

7.14 Amended and Restated Stockholder Rights Agreement. At or prior to the consummation of a Partial Acquisition, but only in the event of a Partial Acquisition, Parent and the Company will execute and deliver the Amended and Restated Stockholder Rights Agreement, which shall amend and restate the Stockholder Rights Agreement if the Stockholder Rights Agreement has been executed prior to such consummation of a Partial Acquisition.

7.15 Cooperation Regarding CFIUS Clearance and ITAR Pre-Notification Requirement.

(a) Parent, Acquisition Sub and the Company shall, at their own expense, make all filings and contacts with the Required Regulatory Authorities necessary to achieve satisfaction of the conditions set forth in Section 8.1 and supply promptly any additional information and documentary material that may be requested by the Required Regulatory Authorities.

(b) Parent, Acquisition Sub and the Company shall keep each other regularly informed of the processing of any filings to be made and shall provide the other party promptly with all requested non-privileged or non-commercially sensitive documents and material information concerning such filings and any communication exchanged with the Required Regulatory Authorities.

(c) The Company agrees to fully cooperate and to furnish to Parent and Acquisition Sub such necessary and available information and assistance as Parent and Acquisition Sub may reasonably request in connection with the preparation of the required filings. Parent and the Acquisition Sub agree to fully cooperate and to furnish to the Company such necessary and available information and assistance as the Company may reasonably request in connection with the preparation of the required filings.

(d) It is agreed that all requests and enquiries from the Required Regulatory Authorities shall be dealt with by Parent, Acquisition Sub, and the Company in consultation with each other; Parent, Acquisition Sub, and the Company shall promptly cooperate with and provide all necessary information and assistance reasonably required by the Required Regulatory Authorities.

(e) Without limiting the generality of the undertakings pursuant to this Section 7.15 and provided that CFIUS Clearance is not obtained under the Investment Agreement, Parent and the Company shall use reasonable best efforts to do or cause to be done the following: (i) as promptly as practicable after the date of this Agreement, submit to CFIUS a draft filing as contemplated under 31 C.F.R. § 800.401(f) and engage in pre-notice consultation with CFIUS, (ii) promptly after submitting such draft notice to CFIUS and engaging in any pre-notice consultation with CFIUS, file a voluntary notice as provided for in 31 C.F.R. § 800.401(a), and (iii) promptly and, in all events, consistent with any deadline imposed by CFIUS under Exon-Florio, comply with any request received by the parties, the Company or any of their respective Subsidiaries from any Governmental Authority for any certification, additional information, documents or other materials in respect of such notice or the Merger.

7.16 Change of Control Notice. The Company shall deliver the notices required by Section 3.12 of the Investment Agreement in accordance with the terms thereof.

7.17 Use of Proceeds. The Company shall, as promptly as practicable upon receipt, use all of the proceeds of the sale of the Company Preferred Stock pursuant to the Investment Agreement, net of expenses related to the preparation, negotiation, execution and performance of the Investment Agreement and this Agreement, for the repayment of the Company’s Senior Subordinated Notes.

7.18 Compensation, Severance and Other Agreements. The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted pursuant to employment compensation, severance and other employee benefit plans of the Company and its Subsidiaries for the benefit of employees and directors, including the Employee Plans (collectively, the “Arrangements”), to certain Company Stockholders and holders of other Company Securities. The Compensation Committee of the Company Board (the “Company Compensation Committee”) (A) at a meeting to be held prior to the Acceptance Time, will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (1) each Arrangement presented to the Company Compensation Committee on or prior to the date hereof, (2) the treatment of the Company Options and Company Restricted Stock Units in accordance with the terms set forth in this Agreement, and (3) the terms of Section 7.9 and Section 7.10, and (B) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the Arrangements. Each member of the Company Compensation Committee is an “independent director” within the meaning of Rule 14d-10(d)(2) under the Exchange Act.

7.19 Standby Financing Commitment.

(a) Each of the Company and Parent shall cooperate and use their respective commercially reasonable efforts to prevent the occurrence of a Ratings Event (as defined in the indenture governing the Senior Notes) and to prevent the occurrence of a change of control event of default (a “COC EOD”) by reason of the transactions contemplated hereby (the “Transactions”) under the Credit Agreement or the Senior Subordinated Notes.

(b) If the Company Board determines in good faith (with the advice of its financial and legal advisors) that (a) a repurchase obligation under the Senior Notes is reasonably likely to arise or has arisen, (b) a COC EOD is likely to occur or has occurred under the Credit Agreement or the Senior Subordinated Notes, or (c) an event of default under the Credit Agreement, the Senior Notes or the Senior Subordinated Notes is likely to occur or has occurred due to the occurrence or likely occurrence of an event of cross default or cross acceleration under the Credit Agreement, the Senior Notes or the Senior Subordinated Notes which default or acceleration is likely or has occurred by reason of the Transactions, then the Company shall give written notice to that effect to Parent (the “Financing Notice”). Such notice shall include an estimate, determined in good faith by the Company Board (with the advice of its financial and legal advisors), as to the principal amount due or reasonably expected to become due and all associated interest, fees, expenses and premiums (and, for this purpose, the Company Board may assume that all outstanding Senior Notes would be tendered for redemption in response to any change-of-control offer required to be made by the Company as a consequence of the Transactions and the Ratings Event). If any such notice is given, the parties shall use their commercially reasonable best efforts to obtain a waiver of any such event of default or repurchase obligation in compliance with the indenture governing the Senior Notes, the Credit Agreement or refinance, repay or redeem the Senior Subordinated Notes, as the case may be. If the parties are unable to obtain any such waiver, then in order to refinance the Senior Notes, the Credit Agreement and/or repay the Senior Subordinated Notes, as required and/or determined by Parent in consultation with the Company: (i) Parent will use its commercially reasonable efforts to assist the Company in raising the required financing through a registered debt offering with terms usual and customary for issuances of similar investment grade debt securities giving consideration to the size, structure, industry and practices of the Company at the time of such financing; or (ii) if such financing is not available or would be available only on terms which are less favorable (in the reasonable discretion of the Parent in consultation with the Company), Parent will use commercially reasonable efforts to assist the Company in raising the required financing through a debt securities offering under Rule 144A or other private placement of debt securities with terms usual and customary for issuances of similar investment grade debt securities giving consideration to the size, structure, industry and practices of the Company, or bank financing with terms usual and customary for comparable borrowers, giving consideration to the size, structure and industry of the Company, in each case, at the time of such financing; or (iii) if the financing described in clauses (i) and (ii) is not available to redeem all or a portion of the Senior Notes, as required, refinance the Credit Agreement and/or refinance, repay or redeem the Senior Subordinated Notes, Parent commits (until 60 days after the consummation of the Transactions) to provide, or cause to be provided (subject only to the (1) presentation of a borrowing request for the amount of requested funding, which borrowing request shall set forth in reasonable detail the amount required by the Company to meet its obligations to redeem all or a portion of the Senior Notes and pay all associated fees, expenses and premiums, and (2) the prior or substantially contemporaneous consummation of the Transactions, bridge financing on terms which reasonably approximate current market terms for financings of a similar type for comparable companies, giving consideration to the size, structure, industry and practices of the Company, as such terms are reasonably agreed by the Company and Parent (any such refinancing, a “Refinancing”, and the underwriters or lenders of any such Refinancing including Parent, to the extent applicable, the “Banks”); provided that to the extent that a Refinancing pursuant to clauses (i) or (ii) is not available, and the Company and Parent are unable to come to agreement as to the terms of a Refinancing pursuant to clause (iii) within thirty (30) days of delivery of the Financing Notice, each of the Company and Parent shall promptly engage one financial advisor for the purpose of determining current market terms for financings of a similar type for comparable companies, giving consideration to the size, structure, industry and practices of the Company. Within 5 days of their engagement, such financial advisors shall select a third financial advisor who is independent of Parent and the Company. Each of Parent and the Company shall be responsible for the fees and disbursements of its selected financial advisor, and Parent and the Company shall each pay half of the fees and disbursements of the third financial advisor. Each of the first two financial advisors shall prepare a term sheet defining current market terms for the subject financing, based upon their respective knowledge and expertise of financings of a similar type for comparable companies, giving consideration to the size, structure, industry and practices of the Company, the information set forth in the Financing Notice, and any terms of such financing that have been agreed by Parent and the Company and provided to the financial advisors, and shall submit such term sheet to the third financial advisor, within 5 days of the engagement of the third financial advisor. The third financial advisor shall take into consideration the term sheets submitted by the two financial advisors in determining definitive market terms for the financing. Within 10 days of receipt of the submissions from the initial two financial advisors, the third financial advisor shall deliver a term sheet for the financing reflecting current market terms to Parent and the Company. The terms outlined by the third financial advisor shall be the terms of the Refinancing to be provided pursuant to clause (iii) above. The determination of the third financial advisor shall be final and binding upon the parties.

(c) The Company agrees to cooperate and assist Parent in completing a Refinancing. Such assistance shall include (a) the Company using its commercially reasonable best efforts to ensure that the refinancing efforts benefit from its existing banking relationships and, to the extent appropriate and reasonable, those of Parent, (b) facilitating direct contact between appropriate members of senior management of Company, on the one hand, and the proposed Banks, on the other hand (and using its commercially reasonable best efforts to ensure such contact between non-legal advisors of the Company and appropriate members of senior management, on the one hand, and the proposed Banks, on the other hand), in all cases at times and locations to be mutually agreed, (c) its assistance in the preparation of and provision of all financial and other information required for use in the preparation of a customary offering document, private placement memorandum, confidential information memorandum, prospectus, bank information memorandum (including customary authorization letters in connection with a bank information memorandum), or any other form of offering document, as appropriate, and other customary marketing materials to be used in connection with the Refinancing, (d) the participation of appropriate members of senior management of the Company in a reasonable number of meetings, conference calls, drafting sessions, rating agency presentations, road shows, due diligence sessions and similar sessions and presentations, in connection with a Refinancing, (e) assisting in the execution and delivery of any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably required in connection with a Refinancing, (vi) obtaining any necessary and customary legal opinions, surveys and title insurance as reasonably required in connection with a Refinancing, (vii) taking all reasonable actions necessary to permit the Banks to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and establishing bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (viii) obtaining customary debt pay-off letters and releases, (ix) furnishing the Banks promptly with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested by the Banks, (x) requesting the Company’s independent auditors to cooperate the Banks’ efforts to obtain customary accountant’s comfort letters (including “negative assurance”) and consents from the Company’s independent auditors, (xi) assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee documents and customary closing certificates, as may be reasonably required in connection with the Refinancing and other customary documents as may be reasonably requested by the Banks and (xii) cooperating with the Banks to the extent within the control of the Company, and taking all corporate actions reasonably requested by the Banks, to permit the consummation of the Refinancing, provided, that nothing in this paragraph shall require such cooperation to the extent it would in the Company’s reasonable judgment, (A) interfere unreasonably with the business or operations of the Company or any of its Subsidiaries, (B) violate or result in a breach of (1) the organizational documents of the Company or any of its Subsidiaries, (2) applicable law or (3) any Material Contract to which the Company or any of its Subsidiaries is a party, or (C) obligate the Company or any of its Subsidiaries to provide any information, the disclosure of which is prohibited or restricted under applicable law or which disclosure would forfeit or compromise any rights of the Company to assert an attorney-client privilege with respect to such information.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1 Conditions.

(a) The respective obligations of Parent, Acquisition Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable law) prior to the Effective Time, of each of the following conditions:

(i) Purchase of Company Shares. Parent or Acquisition Sub, as applicable, shall have accepted for payment and paid for all of the Company Shares validly tendered and not withdrawn pursuant to the Offer.

(ii) Waiting Period. (A) Any waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and (B) any waiting periods, clearances, approvals and/or consents applicable to the consummation of the Merger under the Antitrust Laws of the jurisdictions set forth in Section 4.5 of the Company Disclosure Letter shall have expired, been terminated or been obtained.

(iii) No Legal Prohibition. No Governmental Authority of competent jurisdiction in the United States shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States, or (ii) issued or granted any Order that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States.

(iv) Merger Condition. There shall have been, as of the expiration of the Offer, or the subsequent offering period, if applicable, validly tendered and not withdrawn in accordance with the terms of the Offer a number of Company Shares that, together with the Company Shares then owned by Brookfield Capital Partners Ltd. and its controlled Affiliates, including Parent and Acquisition Sub (if any), including the Underlying Common Shares (if any) represents at least eighty percent (80%) of all then-outstanding Company Shares plus all Underlying Common Shares (if any) (the “Merger Condition”). If the Merger Condition is satisfied, Parent shall transfer the Company Preferred Stock owned by Parent to Acquisition Sub prior to the Closing Date.

(v) CFIUS. CFIUS Clearance shall have been obtained unless Parent and the Company reasonably determine that CFIUS Clearance is unnecessary because CFIUS Clearance was obtained for a transaction covered by the Investment Agreement that CFIUS determined to be subject to Exon-Florio.

(vi) ITAR. The ITAR Pre-Notification Requirement shall have been satisfied.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination Upon Consummation of a Partial Acquisition. This Agreement shall automatically terminate upon the consummation of a Partial Acquisition.

9.2 Termination Prior to the Acceptance Time. This Agreement may be terminated and the Offer may be abandoned at any time prior to the Acceptance Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.2 shall give prompt written notice of such termination to the other party or parties hereto):

(a) by mutual written agreement of Parent and the Company.

(b) by either Parent or the Company, if:

(i) the Offer shall have expired or been terminated in accordance with the terms of this Agreement and the Offer without Parent or Acquisition Sub having accepted for payment any Company Shares tendered pursuant to the Offer on or before October 14, 2015 (the “Termination Date”); provided, that if on the Termination Date, all of the conditions to the Offer set forth on Annex A have been satisfied (or are capable of being satisfied) on such date other than the conditions set forth in clause (B) thereof, then the Termination Date shall be deemed to be the 60th day thereafter; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or principally resulted in (i) any of the conditions to the Offer set forth in Annex A having failed to be satisfied and such action or failure to act constitutes a material breach of this Agreement, or (ii) the expiration or termination of the Offer in accordance with the terms of this Agreement and the Offer without Parent or Acquisition Sub having accepted for payment any Company Shares tendered pursuant to the Offer and such action or failure to act constitutes a material breach of this Agreement; or

(ii) any Governmental Authority of competent jurisdiction shall have (a) enacted, issued or promulgated any Law that is in effect and has the effect of making the Offer and the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer and the Merger, or (b) issued or granted any Order that is in effect and has the effect of making the Offer and the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer and the Merger, and such Order has become final and non-appealable.

(c) by the Company:

(i) in the event that (A) the Company is not then in material breach of this Agreement, and (B) Parent and/or Acquisition Sub shall have breached or otherwise violated any of their respective material covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of Parent and Acquisition Sub set forth in this Agreement shall have become inaccurate, which breach, violation or inaccuracy is incapable of being cured, or is not cured, by Parent and/or Acquisition Sub within twenty (20) calendar days following receipt of written notice from the Company of such breach, violation or inaccuracy and would reasonably be expected to prevent the consummation of the Offer prior to the Termination Date; or

(ii) in accordance with Section 7.4(c)(ii).

(d) by Parent in the event that (i) Parent and Acquisition Sub are not then in material breach of this Agreement, and (ii) the Company shall have breached or otherwise violated any of its material covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case, such that (A) the conditions to the Offer set forth in Annex A are not capable of being satisfied by the Termination Date and (B) such breach, violation or inaccuracy is incapable of being cured, or is not cured, by the Company within twenty (20) calendar days following receipt of written notice from Parent of such breach, violation or inaccuracy.

(e) by Parent, in the event that (i) the Company Board or any committee thereof shall have effected a Company Board Recommendation Change; or (ii) the Company Board shall have failed to publicly reconfirm the Company Board Recommendation within five (5) Business Days after receipt of a written request from Parent that it do so if such request is made following the making by any Person of a public Acquisition Proposal.

9.3 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 9.1 or Section 9.2 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 9.1 or Section 9.2, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 7.5, Section 7.7(b), this Section 9.3, Section 9.4 and ARTICLE X, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated hereby) resulting from any breach of this Agreement prior to such termination, in which case the aggrieved party shall be entitled to all remedies available at law or in equity. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement or the Fund Guarantee, all of which obligations shall survive termination of this Agreement in accordance with their terms.

9.4 Fees and Expenses.

(a) General. Except as set forth in this Section 9.4 and Section 10.8, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and the Merger are consummated.

(b) Termination Fee. The Company shall pay to Brookfield Asset Management Private Institutional Capital Adviser (Private Equity), L.P. the Termination Fee by wire transfer of immediately available funds to an account designated by Parent if:

(i) this Agreement is terminated by Parent pursuant to Section 9.2(e), in which case, payment shall be made promptly, and in any event within two (2) Business Days after such termination;

(ii) this Agreement is terminated by the Company pursuant to Section 9.2(c)(ii), in which case, payment shall be made concurrently with such termination; provided, however, that if this Agreement is terminated by the Company pursuant to Section 9.2(c)(ii) to accept a Superior Proposal from an Excluded Party prior to the No-Shop Period Start Date, the Termination Fee shall equal the Go-Shop Termination Fee; or

(iii) (A) this Agreement is terminated (x) by the Company or Parent pursuant to Section 9.2(b)(i) (unless the Company would have been entitled to terminate this Agreement pursuant to Section 9.2(c)(i) but for such termination pursuant to Section 9.2(b)(i)), or (y) by Parent pursuant to Section 9.2(d) and (B) within twelve (12) months following the date of such termination, the Company consummates any transaction in respect of an Acquisition Proposal or enters into an agreement in respect of an Acquisition Proposal which is later consummated, in which case, payment shall be made promptly, and in any event within two (2) Business Days, after the date on which the Company consummates such transaction in respect of such Acquisition Proposal.

(c) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to (i) pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events or (ii) pay the Termination Fee if the Go-Shop Termination Fee has become payable.

(d) Liquidated Damages. In the event that Parent shall receive the Termination Fee or the Go-Shop Termination Fee pursuant to Section 9.4(b), the receipt of such fee shall be deemed to be liquidated damages and an exclusive remedy (except for any remedies pursuant to Section 10.8(b)) for any and all losses or damages suffered or incurred by Parent, Acquisition Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination thereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Acquisition Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company, its subsidiaries and their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives arising out of this Agreement (and the termination thereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination and no such party shall have any further liability or obligation therefrom.

9.5 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, including without limitation Section 2.3(c), this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Acquisition Sub and the Company.

9.6 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Acquisition Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Acceptance Time shall so survive the Acceptance Time in accordance with their respective terms. After the Acceptance Time, neither Parent nor Acquisition Sub shall be permitted to claim that any breach by the Company of any of its covenants or obligations under this Agreement results in a failure of a condition to consummate the Merger or excuses performance by Parent or Acquisition Sub of any of its obligations hereunder.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a) if to Parent or Acquisition Sub, to:

BCP IV GrafTech Holdings LP c/o Brookfield Capital Partners Ltd.
Brookfield Place
181 Bay Street, Suite 300
Toronto, Ontario M5J 2T3
Attn:	David Nowak
Peter Gordon
Email:	david.nowak@brookfield.com
peter.gordon@brookfield.com
Fax:	416-365-9642

with a copy (which shall not constitute notice) to: Weil, Gotshal & Manges LLP 767 Fifth Avenue
New York, New York 10153
Attn:	Michael J. Aiello, Esq.
Jackie Cohen, Esq.
E-mail:	michael.aiello@weil.com
jackie.cohen@weil.com
Fax:	212-310-8007

(b) if to the Company, to:

GrafTech International Ltd.
Suite 300 Park Center I
6100 Oak Tree Boulevard
Independence, Ohio 44131
Attn: General Counsel
E-mail: john.moran@graftech.com
Fax: 216-676-2526 with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attn:	Steven A. Seidman
Michael A. Schwartz
E-mail:	sseidman@willkie.com
mschwartz@willkie.com
Fax: 212-728-8111

and

Withers Bergman LLP
660 Steamboat Road
Greenwich, Connecticut 06830
Attn:	M. Ridgway Barker
E-mail:	mr.barker@withersworldwide.com
Fax: 203-302-6613

10.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder, other than collateral assignments for the benefit of lenders under existing security agreements existing as of the date hereof, without the prior written approval of the other parties, except that Parent and Acquisition Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Acquisition Sub of any of their obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

10.4 Confidentiality. Parent, Acquisition Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, made as of March 20, 2014 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

10.5 Entire Agreement.

(a) This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, the Confidentiality Agreement, the Fund Guarantee and the Annex hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede the Letter of Intent and all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b) EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, ACQUISITION SUB OR ANY OF THEIR AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE ONE HAND, NOR THE COMPANY OR ANY OF ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

10.6 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 7.9; (b) from and after the Acceptance Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive consideration pursuant to the Offer, as set forth in ARTICLE II; and (c)

from and after the Effective Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive the consideration pursuant to the Merger, as set forth in ARTICLE III.

10.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Acquisition Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Acquisition Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Acquisition Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement. The breaching party shall pay to the non-breaching party all expenses incurred in connection with the specific enforcement of the terms and provisions of this Agreement to prevent breaches of or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other party under this Agreement.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

10.10 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement and the Fund Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 10.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 10.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the courts of the State of Delaware in the event any dispute or controversy arises out of this Agreement, the Fund Guarantee or the transactions contemplated hereby or thereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement, the Fund Guarantee or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the courts of the State of Delaware; (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement, the Fund Guarantee or the transactions contemplated hereby or thereby in any court other than the aforesaid courts. Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

10.11 WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE LIMITED GUARANTEE OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

10.12 Company Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties of the Company that are set forth in this Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties is reasonably apparent on the face of such disclosure.

10.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

BCP IV GRAFTECH HOLDINGS LP,
a Delaware limited partnership

By:	BPE IV (Non-Cdn) GP LP
its general partner

By:	Brookfield Capital Partners, Ltd.,
its general partner

/s/ David Nowak
	Name:	David Nowak
	Title:	Managing Partner

/s/ J. Peter Gordon
	Name:	J. Peter Gordon
	Title:	Managing Partner

ATHENA ACQUISITION SUBSIDIARY INC., a Delaware corporation

By:	/s/ David Neiman
Name:	David Neiman
Title:	Senior Vice President

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

GRAFTECH INTERNATIONAL LTD., a Delaware corporation

By:	/s/ Joel L. Hawthorne
Name:	Joel L. Hawthorne
Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Merger, dated as of May 17, 2015 (the “Agreement”) by and among BCP IV GrafTech Holdings LP, a Delaware limited partnership (“Parent”), Athena Acquisition Subsidiary Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), and GrafTech International Ltd., a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the obligations of Parent to extend the Offer pursuant to the terms and conditions of the Agreement, Parent shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Parent to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer)), pay for any Company Shares that are validly tendered in the Offer and not withdrawn prior to the expiration of the Offer in the event that, at or prior to the expiration of the Offer: (A) any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall not have expired or been terminated; (B) any waiting periods, clearances, approvals and/or consents applicable to the transactions contemplated by the Agreement under the Antitrust Laws of the jurisdictions set forth in Section 4.5 of the Company Disclosure Letter shall not have expired, been terminated or been obtained; (C) the Minimum Condition shall not have been satisfied; or (D) any of the following shall have occurred and continue to exist as of immediately prior to the expiration of the Offer:

(1) any Governmental Authority of competent jurisdiction in the United States shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger in the United States, or (ii) issued or granted any Order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States;

(2) (i) the representations and warranties of the Company contained in Section 4.6(a), (b) and (c) (Company Capitalization) shall not be true and correct in all respects (other than de minimis amounts) immediately prior to the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein, the representations and warranties of the Company contained in Section 4.1 (Organization; Good Standing), Section 4.2 (Corporate Power; Enforceability), Section 4.6(d) (Company Capitalization), Section 4.25 (Brokers), and Section 4.27 (State Anti-Takeover Statutes) shall not be true and correct in all material respects immediately prior to the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iii) without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein, all other representations and warranties of the Company

A-1

contained in the Agreement shall not be true and correct immediately prior to the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct does not have, individually or in the aggregate, a Company Material Adverse Effect;

(3) the Company shall have failed to perform in all material respects the obligations that are to be performed by it under the Agreement at or prior to the expiration of the Offer;

(4) since the date hereof, there shall have occurred a Company Material Adverse Effect;

(5) Parent shall not have received a certificate executed by a duly authorized officer of the Company dated as of the date of the Acceptance Time confirming on behalf of the Company that the conditions set forth in clauses (2), (3), and (4) of this clause (D) of this Annex A are duly satisfied immediately prior to the Acceptance Time;

(6) the Company shall have taken any action or made any change in connection with the Company Common Stock, including a split, combination, redemption, sale, new issuance or declaration or payment of a dividend or any other action adverse to the interests of Parent or any of its Affiliates;

(7) the Company shall have entered into any other tender offer or exchange offer;

(8) the Company Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9 or the Schedule 13E-3) in a manner adverse to Parent, the Company Board Recommendation or shall have made a Company Board Recommendation Change; or

(9) the Agreement shall have been properly and validly terminated in accordance with its terms.

* * * * * *

A-2

EXHIBIT A

AMENDED AND RESTATED STOCKHOLDER RIGHTS AGREEMENT

[Attached.]

Ex. A-1

EXHIBIT A

AMENDED AND RESTATED

STOCKHOLDER RIGHTS AGREEMENT

by and between

GRAFTECH INTERNATIONAL LTD.

and

BCP IV GRAFTECH HOLDINGS LP

Dated as of [●], 2015

-i-

AMENDED AND RESTATED STOCKHOLDER RIGHTS AGREEMENT, dated as of [●], 2015 (as may be amended from time to time, this “Agreement”), by and between GrafTech International Ltd., a Delaware corporation (the “Company”) and BCP IV GrafTech Holdings LP, a limited partnership formed under the laws of Delaware (the “Initial Stockholder”).

W I T N E S S E T H:

WHEREAS, the Company and the Initial Stockholder have entered into an Investment Agreement, dated as of May 4, 2015 (as may be amended from time to time, the “Investment Agreement”), pursuant to which, among other things, the Company issued to the Initial Stockholder shares of Series A Preferred Stock and Series B Preferred Stock (together, “Convertible Preferred Stock”);

WHEREAS, the Company and the Initial Stockholder have entered into a Stockholder Rights Agreement, dated as of [●], 2015 (the “Original Stockholder Rights Agreement”), pursuant to which the parties set forth certain terms and conditions regarding the Initial Stockholder’s ownership of the Securities;

WHEREAS, the Company and the Initial Stockholder have entered into a Registration Rights Agreement, dated as of [●], 2015 (as may be amended from time to time, the “Registration Rights Agreement”), pursuant to which, among other things, the Company grants the Initial Stockholder certain registration and other rights with respect to the Convertible Preferred Stock and Common Stock;

WHEREAS, the Company and the Initial Stockholder have entered into a Merger Agreement, dated as of May 17, 2015 (as may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, the Initial Stockholder commenced a tender offer (the “Tender Offer”) to acquire all of the outstanding shares of Common Stock;

WHEREAS, pursuant to the Merger Agreement, on the date hereof, the Initial Stockholder is consummating a Partial Acquisition (as defined in the Merger Agreement);

WHEREAS, in connection with the consummation of the Partial Acquisition, the parties hereto wish to amend and restate the Original Stockholder Rights Agreement; and

WHEREAS, pursuant to Section 5.2 of the Original Stockholder Rights Agreement, the Company and the Initial Stockholder, constituting the Majority Stockholders, hereby consent to this amendment and restatement of the Original Stockholder Rights Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GOVERNANCE

1.1 Board of Directors.

(a) If and for so long as the aggregate Percentage Ownership of the Initial Stockholder and its Affiliates is at least thirty-five percent (35%), the Initial Stockholder shall have the right to designate for nomination to the board of directors of the Company (the “Board”) the number of directors (rounded down to the nearest whole number) that is (i) proportionate to the aggregate Percentage Ownership of the Initial Stockholder and its Affiliates less (ii) the number of directors the Majority Approved Holders have the right to designate pursuant to Section 1.1(b). The directors designated pursuant to this Section 1.1(a) shall be referred to herein as “Initial Stockholder Designees” and all directors other than Initial Stockholder Designees and Holder Designees shall be referred to herein as “Non-Designated Directors”. So long as the Initial Stockholder is entitled to designate for nomination an Initial Stockholder Designee, the Non-Designated Directors shall be entitled to recommend and nominate all other nominees for election to the Board, and in any case, at least three (3) directors shall be so recommended and nominated.

(b) (i) For so long as the Approved Holders hold at least twenty-five percent (25%) but less than seventy-five percent (75%) of the Original Preferred Shares, the Majority Approved Holders shall have the right to designate for nomination one (1) member of the Board; provided, that if the holders of the shares of Series A Preferred Stock are entitled pursuant to Section 6 of the Series A Certificate to elect one (1) director, the designee provided for herein shall be the nominee for such position and (ii) for so long as the Approved Holders hold at least seventy-five percent (75%) or more of the Original Preferred Shares, the Majority Approved Holders shall have the right to designate for nomination two (2) members of the Board; provided, that if the holders of the shares of Series A Preferred Stock are entitled pursuant to Section 6 of the Series A Certificate to elect two (2) directors, the designees provided for herein shall be the nominees for such positions. The directors designated pursuant to this Section 1.1(b) shall be referred to herein as “Holder Designees”. In the event the Approved Holders do not hold at least twenty-five percent (25%) or seventy-five percent (75%) of the Original Preferred Shares, as applicable, (i) the Approved Holders shall promptly (x) cause all Holder Designees (or one Holder Designee, if the Approved Holders hold at least twenty-five percent (25%) but less than seventy-five percent (75%) of the Original Preferred Shares) to immediately tender their resignations from the Board, and (y) if such member or members of the Board do not resign, take all actions necessary to remove the member or members from the Board to the extent permitted by applicable Law and (ii) the Approved Holders hereby expressly authorize the Company to remove such members (or one (1) such member chosen by the Majority Approved Holders, if the Approved Holders hold at least twenty-five percent (25%) but less than seventy-five percent (75%) of the Original Preferred Shares), to the extent permitted by applicable Law.

(c) The Nominating and Governance Committee shall recommend and the Board shall include (i) any Initial Stockholder Designees in the slate of nominees to be elected or appointed to the Board at the next (and each applicable subsequent) annual or special meeting of stockholders and (ii) any Holder Designees (A) in the slate of nominees to be elected or appointed at the next (and each applicable subsequent) annual or special meeting by the Preferred Stockholders pursuant to Section 6(a)(v) of the Series A Certificate so long as such class vote exists, and thereafter (B) in the slate of nominees to be elected or appointed to the Board at the next (and each applicable subsequent) annual or special meeting of the stockholders, subject in each case to such designee’s satisfaction of all applicable requirements regarding service as a director of the Company under applicable Law and NYSE rules (or the rules of the principal market on which the Common Stock is then listed) regarding service as a director and such other criteria and qualifications for service as a director applicable to all directors of the Company as in effect on the date thereof; provided, however, that in no event shall any such designee’s relationship with the Approved Holders or their Affiliates (or any other actual or potential lack of independence resulting therefrom) be considered to disqualify such designee from being a member of the Board pursuant to this Section 1.1.

(d) For so long as the Initial Stockholder or the Majority Approved Holders have the right to designate directors for nomination pursuant to Section 1.1(a) and Section 1(b), respectively:

(i) the Company or the Board shall (i) to the extent necessary cause the Board to have sufficient vacancies to permit such persons to be added as members of the Board, (ii) nominate such persons for election to the Board and (iii) recommend that the applicable Company’s stockholders vote in favor of the persons designated for nomination by the Initial Stockholder and the Majority Approved Holders, as applicable, in all subsequent stockholder meetings. In the event of the death, disability, resignation or removal of any person designated as a member of the Board by the Initial Stockholder or the Majority Approved Holders, as applicable, subject to the continuing satisfaction of the applicable threshold set forth in Sections 1.1(a) or Section 1.1(b), the Initial Stockholder and the Majority Approved Holders, respectively, may designate a person satisfying the criteria and qualifications set forth in Section 1.1(c) to replace such person and the Company shall cause such newly designated person to fill such resulting vacancy. So long as any person designated by the Initial Stockholder or the Majority Approved Holders as a member of the Board is eligible to be so designated in accordance with this Section 1.1, the Company shall not take any action to remove such person as such a director without cause without the prior written consent of the Initial Stockholder or the Majority Approved Holders, respectively;

(ii) the Board shall appoint at least one (1) of the Holder Designees (and if there are no Holder Designees, then the Initial Stockholder Designees) as a member of each committee of the Board (excluding the special committee formed to handle the 2015 annual meeting of stockholders and any committee formed to review or approve of transactions or matters involving conflicts of interest with a Holder), subject to compliance with NYSE (or the rules of the principal market on which the Common Stock is then listed) and U.S. Securities and Exchange Commission rules regarding qualification and independence and the publicly disclosed qualifications of such committee established by the Board prior to the date of this Agreement;

(iii) the Company or the Board shall not delegate the general powers of the Board to any committee that does not include at least one (1) of the Holder Designees (and if there are no Holder Designees, then the Initial Stockholder Designees) as a member except the special committee formed to handle the 2015 annual meeting of stockholders and any committee formed to review or approve of transactions or matters involving conflicts of interest with a Holder;

(iv) each of the Initial Stockholder Designees and the Holder Designees shall be entitled to compensation consistent with the compensation received by other members of the Board, including any fees and equity awards, and reimbursement for reasonable, out-of-pocket and documented expenses incurred in attending meetings of the Board and its committees; and

(v) the Company shall provide the Initial Stockholder Designees and the Holder Designees with the same rights to indemnification and advancement that it provides to the other members of the Board.

(e) For as long as the Approved Holders hold more than zero percent (0%) but less than twenty-five percent (25%) of the Original Preferred Shares, the Majority Approved Holders shall have the right to designate one (1) observer to the Board, with the person so designated subject to the approval of the Board, which approval shall not be unreasonably withheld, who shall have (i) the right to attend all meetings of the Board as an observer (but whose presence shall not be counted towards the Board’s quorum), (ii) the right to receive advance notice of each meeting, including such meeting’s time and place, at the same time and in the same manner as such notice is provided to the members of the Board and (iii) the right to receive copies of all materials, including notices, minutes, consents and regularly compiled financial and operating data distributed to the members of the Board at the same time as such materials are distributed to the Board; provided, however, the Company shall have the right to exclude such observer or withhold such information to the extent such observer’s presence or receipt of such information could reasonably be expected to result in the loss of attorney-client privilege or any other privilege or a violation of antitrust, export control or other Laws, breach of any confidentiality agreement or any other adverse consequence to the Company. The Board observer shall be bound by all applicable fiduciary duties and confidentiality, conflicts of interests, trading and disclosure and other governance requirements of a director on the Board.

(f) For so long as twenty-five percent (25%) of the Original Preferred Shares remain outstanding, the Company shall not, without the prior written approval of the holders of a majority of the outstanding shares of Series A Preferred Stock, increase the size of the Board in excess of eleven (11).

ARTICLE II

OTHER COVENANTS

2.1 Preemptive Rights.

(a) So long as a Stockholder and its Affiliates who are Permitted Transferees, collectively, hold at least twenty-five percent (25%) of the shares of the Series A Preferred Stock (including Series A Preferred Stock issued upon conversion of Series B Preferred Stock), the Stockholders shall be entitled to the preemptive rights set forth in this Section 2.1 with respect to any issuance of Common Stock or Equity-based Securities by the Company and, with respect to an issuance in connection with the sale of Equity-based Securities in an initial public offering, its current and future Subsidiaries (each a “Group Company” and collectively, the “Group Companies”), other than a Permitted Issuance (a “Preemptive Rights Issuance”).

(b) If the Company at any time or from time to time effects a Preemptive Rights Issuance, the Company shall give written notice to the Stockholders a reasonable period in advance of such issuance (but in no event later than ten (10) days prior to such issuance), which notice shall set forth the number and type of the securities to be issued, the issuance date, the offerees or transferees, the price per security, and all of the other material terms and conditions of such issuance, which shall be deemed updated by delivery or filing of documentation with such material terms and conditions for such issuance to the Stockholders (including a pricing term sheet or free writing prospectus, in the case of a public offering). Each Stockholder may, by irrevocable written notice to the Company (a “Preemptive Rights Notice”) delivered no later than five (5) days after delivery of such Company notice, commit itself to purchase (or designate an Affiliate thereof to purchase) up to such number of securities as necessary to maintain such Stockholder’s Percentage Ownership of the Company as of immediately prior to such Preemptive Rights Issuance, in the amount specified in such Preemptive Rights Notice (which amount shall not exceed the number of securities necessary to maintain the Stockholder’s Percentage Ownership of the Company as of immediately prior to such Preemptive Rights Issuance), on the same terms and conditions as such Preemptive Rights Issuance (it being understood and agreed that the price per security that such Stockholder shall pay shall be the same as the price per security set forth in the Preemptive Rights Notice). If a Stockholder exercises its preemptive rights hereunder with respect to such Preemptive Rights Issuance, the Company shall issue to such Stockholder (or its designated Affiliates) the number of securities specified in such Preemptive Rights Notice in accordance with the terms of the issuance, but in no event earlier than fifteen (15) days after delivery of the Preemptive Rights Notice. For the avoidance of doubt, in the event that the issuance of Common Stock or Equity-based Securities in a Preemptive Rights Issuance involves the purchase of a package of securities that includes Common Stock or Equity-based Securities and other securities in the same Preemptive Rights Issuance, each Stockholder shall only have the right to acquire its applicable pro rata portion of such other securities, together with its applicable pro rata portion of such Common Stock or Equity-based Securities, in the same manner described above (as to amount, price and other terms).

(c) The election by a Stockholder not to exercise its preemptive rights hereunder in any one instance shall not affect its right as to any future Preemptive Rights Issuances.

(d) Notwithstanding anything contained in this Section 2.1, to the extent a Preemptive Rights Issuance is being made only to investors that are “accredited investors” within the meaning of Rule 501 under Regulation D promulgated under the Securities Act, then, at the option of the Board, in its sole discretion, any Stockholder may be excluded from the offer to purchase any securities pursuant to this Section 2.1 and shall have no rights under this Section 2.1 with respect to such Preemptive Rights Issuance to the extent it is not an “accredited investor”.

(e) If the Board determines in good faith that circumstances require the Company to effect a Preemptive Rights Issuance without first complying with the terms set forth in this Section 2.1, the Company shall be permitted to do so without complying with the terms set forth in this Section 2.1 in connection with such Preemptive Rights Issuance; provided, that as promptly as practicable following such Preemptive Rights Issuance, the Company permits each Stockholder to purchase its proportionate amount of the applicable securities in the manner contemplated by this Section 2.1.

(f) If the underwriter or placement agent with respect to a Preemptive Rights Issuance advises the Board that, in its or their opinion, a Stockholder’s purchase of a portion of the securities that are to be issued in such Preemptive Rights Issuance is likely to adversely affect such offering, including, but not limited to, with respect to the price, timing or distribution of the securities offered or the market for the securities offered, then the Company shall be permitted to effect such Preemptive Rights Issuance without complying with the terms of this Section 2.1 with respect to such Stockholder and such Stockholder shall not have any preemptive rights with respect thereto.

(g) Notwithstanding anything to the contrary contained herein, the Company shall not be required to issue any securities pursuant to this Section 2.1, and may modify the voting or other rights of such securities, in each case to the extent that the issuance of such securities to a Stockholder would constitute noncompliance with NYSE rules (or the rules of the principal market on which the Common Stock is then listed) regarding approval by stockholders or would require such approval.

2.2 Information Rights.

(a) For as long as the Majority Approved Holders have the right to designate at least one (1) Holder Designee, subject to Section 5.4, (i) the Company shall provide the Approved Holders with unaudited monthly (as soon as reasonably possible after they become available but in no event before they are sent to the Board) management financial statements, quarterly (as soon as reasonably possible after they become available but in no event before they are sent to the Board) financial statements and audited (by a nationally recognized accounting firm) annual (as soon as reasonably possible after they become available but in no event before they are sent to the Board) financial statements, in each case, prepared in accordance with GAAP as in effect from time to time, which statements shall include the consolidated balance sheets of the Company and its Subsidiaries and the related consolidated statements of income, shareholders’ equity and cash flows and (ii) subject to reasonable restrictions imposed by the Company to comply with antitrust, export control and other Laws and to avoid disclosure to competitors, suppliers and vendors, the Company shall permit the Approved Holders or any authorized representatives designated by the Approved Holders reasonable access to visit and inspect any of the properties of the Company or any of its Subsidiaries, including its and their books of accounting and other records, and to discuss its and their affairs, finances and accounts with its and their officers, all upon reasonable notice and at such reasonable times and as often as the Approved Holders may reasonably request. Any investigation pursuant to this Section 2.2 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the Company and its Subsidiaries.

(b) For as long as the Majority Approved Holders have the right to designate at least one (1) Holder Designee, subject to Section 5.4, the Company shall provide to the Approved Holders all written information that is provided to the Board at substantially the same time at which such information is first delivered or otherwise made available in writing to the Board; provided, however, that the Company shall not be required to provide information to the extent it could reasonably be expected to result in the loss of privilege or a violation of antitrust, export control or other Laws.

(c) Nothing herein shall require the Company or any of its Subsidiaries to disclose any information to the extent (i) prohibited by applicable Law, (ii) that the Company reasonably believes such information to be competitively sensitive or proprietary information or (iii) that such disclosure would reasonably be expected to cause a violation of any agreement to which the Company or any of its Subsidiaries is a party or would cause a risk of loss of privilege to the Company or any of its Subsidiaries (provided that the Company shall use reasonable best efforts to make appropriate substitute arrangements under circumstances where the restrictions in clauses (i), (ii) and/or (iii) apply).

2.3 Transfer Restrictions. Without the prior written consent of the Company in its sole discretion, no Stockholder may Transfer any shares of Convertible Preferred Stock or any shares of Common Stock issued or issuable upon conversion of the Convertible Preferred Stock to any Persons listed on Exhibit A attached hereto (“Prohibited Transferees”); provided that no such restriction shall apply to a Transfer in a widely distributed registered public offering. Prohibited Transferees shall also include the Subsidiaries and Affiliates of each person listed on Exhibit A.

2.4 Standstill.

(a) For so long as (i) an Initial Stockholder Designee is on the Board, (ii) a Holder Designee is on the Board and the Initial Stockholder constitutes the Majority Approved Holders or (iii) the aggregate Percentage Ownership of the Initial Stockholder and its Affiliates is equal to or greater than thirty-five percent (35%), and in each case for a six (6) month period thereafter (the “Standstill Period”), the Initial Stockholder will not, and will cause its Affiliates and its and their principals, general partners, officers and employees not to, without the prior written consent of a majority of the Non-Designated Directors, directly or indirectly, alone or in concert with others:

(i) (A) on or prior to the date that is 90 days following the consummation of the Offer, acquire, offer or publicly announce its intention to acquire, by purchase or otherwise, additional shares of Common Stock or direct or indirect rights, warrants or options to acquire, or securities exchangeable for or convertible into, Common Stock or (B) following the date that is 90 days following the expiration of the Offer (as may be extended), acquire, offer or publicly announce its intention to acquire, by purchase or otherwise, additional shares of Common Stock or direct or indirect rights, warrants or options to acquire, or securities exchangeable for or convertible into, Common Stock that would increase the Initial Stockholder’s and its Affiliates’ aggregate Percentage Ownership, calculated in accordance with the beneficial ownership rules set forth in Rule 13d-3 promulgated under the Exchange Act, to more than forty-five percent (45%) (any such additional shares of Common Stock acquired, the “Additional

Shares”); provided that the Initial Stockholder and its Affiliates shall be permitted to make private offers to the Board to acquire additional shares of Common Stock or Convertible Preferred Stock;

(ii) make, or in any way participate in, any solicitation of proxies to vote or seek to advise or influence in any manner whatsoever any person with respect to the voting of any voting securities of the Company, other than in support of the Company’s nominees;

(iii) make, announce, disclose publicly, propose publicly or induce or attempt to induce any other person to initiate any stockholder proposal;

(iv) form, join or any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company;

(v) acquire, offer to acquire or agree to acquire, alone or in concert with others, any of the assets of the Company or any of its Affiliates; or

(vi) seek to propose to the stockholders any merger, business combination, restructuring, recapitalization or other transaction to or with the Company; or

(vii) make any public request or proposal to amend, waive or terminate any provision of this Section 2.4.

(b) Notwithstanding Section 2.4(a), the Initial Stockholder and its Affiliates shall not be prohibited from making any non-public proposal to the Board.

(c) Notwithstanding Section 2.4(a), if at any time during the Standstill Period, (i) the Company enters into any agreement with any third party that would result in a Change of Control, (ii) an unaffiliated third party commences a bona fide tender or exchange offer which, if consummated, would constitute a Change of Control and the Board either accepts such offer or fails to recommend that its stockholders reject such offer within ten (10) business days from the date of commencement of such offer or (iii) the Company announces a process seeking to solicit a third party to enter into a transaction which is likely to result in a Change of Control, then the standstill restrictions set forth in Section 2.4(a) shall terminate.

(d) Notwithstanding Section 2.4(a), if at any time during the Standstill Period, an unaffiliated third party commences a bona fide proxy solicitation which, if successful, would constitute a Change of Control (a “Proxy Contest”), then the restrictions set forth in Sections 2.4(a)(ii), (iii) and (iv) shall cease to apply, but only in respect of support of the Company’s nominees and opposition to such third party’s nominees for that Proxy Contest.

2.5 Voting.

(a) For so long as the Initial Stockholder has Board designation rights pursuant to Section 1.1(a), the Initial Stockholder shall, and shall cause its Affiliates to, vote all of its or their shares of Common Stock and Convertible Preferred Stock in favor of election of each of the Board’s nominees for election at any special or annual stockholder meeting.

(b) If the Initial Stockholder or any of its Affiliates acquires Additional Shares, the Initial Stockholder shall, and shall cause its Affiliates to, vote all of the Additional Shares, either (i) in proportion to the votes of all stockholders entitled to vote other than the Initial Stockholder and its Affiliates or (ii) in accordance with the recommendation of a majority of the Non-Designated Directors.

2.6 Affiliate Transactions. Other than arm’s-length transactions approved by the Audit and Finance Committee of the Board in accordance with procedures then in effect, transactions between the Company and the Initial Stockholder and/or its Affiliates shall require approval of either (i) a majority of the Non-Designated Directors or (ii) holders of a majority of the outstanding shares of Common Stock (excluding from both the numerator and the denominator any shares of Common Stock held by Initial Stockholder and/or its Affiliates).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Stockholders. The Initial Stockholder, as of the date hereof, and each other Stockholder, as of the date such Stockholder becomes a party to this Agreement, hereby represent and warrant to the Company as follows:

(a) Such Stockholder has been duly formed, is validly existing and is in good standing under the laws of its jurisdiction of organization. Such Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) The execution and delivery by such Stockholder of this Agreement and the performance by such Stockholder of its obligations under this Agreement does not and will not conflict with, violate any provision of, or require the consent or approval of any Person under, Applicable Law, the organizational documents of such Stockholder, or any Contract to which such Stockholder is a party or to which any of its assets are subject.

(c) The execution, delivery and performance of this Agreement by the such Stockholder has been duly authorized by all necessary corporate (or similar) action on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

3.2 Representations and Warranties of the Company. The Company hereby represents and warrants to the Initial Stockholder as of the date hereof as follows:

(a) The Company is a duly incorporated and validly existing corporation in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement do not and will not conflict with, violate any provision of, or require any consent or approval of any Person under, (i) Applicable Law, (ii) the organizational documents of the Company, or (iii) any Contract to which the Company is a party or to which any assets of the Company and its Subsidiaries are subject, in case of clauses (i) and (iii), except as would not be reasonably expected to have a Company Material Adverse Effect (as defined in the Investment Agreement).

(c) The execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

ARTICLE IV

DEFINITIONS

4.1 Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. For purposes of this Agreement, none of the Stockholders and their respective Affiliates shall be deemed to be Affiliates of the Company or any of its subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means all applicable provisions of (i) constitutions, statutes, laws, rules, regulations, ordinances, codes or orders of any Governmental Entity, and (ii) any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Entity.

“Approved Holders” means the Initial Stockholder and any Permitted Transferees.

“Board” has the meaning set forth in Section 1.1(a).

“Change of Control” has the meaning set forth in the Investment Agreement.

“Common Stock” means the common stock, par value $0.01 of the Company.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means any and all confidential or proprietary information pertaining to (i) the Company or its Affiliates, or the respective businesses and operations thereof, furnished or made available by the Company to, any Stockholder; provided, that “Confidential Information” shall not include information that (A) is, at the time of disclosure, already in such Stockholder’s possession (provided, however, that such information is not known by the Stockholder to be subject to an obligation of confidentiality owed to the Company or any other Person), (B) is or becomes generally available to the public other than as a result of a disclosure by such Stockholder or any of its Representatives in violation of this Agreement or any applicable confidentiality or non-disclosure agreement, (C) becomes available to such Stockholder on a non-confidential basis from a source other than the Company or its Representatives (provided, however, that such source is not known by the Stockholder to be bound by an obligation of confidentiality owed to the Company or any other Person) or (D) such Stockholder can demonstrate was independently developed by such Stockholder or its Affiliates without reference to, incorporation of or other use of any Confidential Information or information from any source that is known by the Stockholder to be bound by an obligation of confidentiality owed to the Company or any other Person.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of March 20, 2015, by and between GrafTech International Ltd. and Brookfield Capital Partners LLC.

“Contract” means any contract, agreement, obligation, note, bond, mortgage, indenture, guarantee, agreement, subcontract, lease or undertaking (whether written or oral and whether express or implied).

“Convertible Preferred Stock” has the meaning set forth in the Recitals.

“Equity-based Security” means capital stock (including a new class of common stock of the Company other than Common Stock), any preferred stock or any other equity-like or hybrid securities (including debt securities with equity components), including options, warrants, convertibles, exchangeable or exercisable securities, stock appreciation rights or any other security or arrangement whose economic value is derived for the value of the equity of the Group Companies.

“Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Entity” means any foreign, federal or local government, or regulatory or enforcement authority of any such government or any court, administrative agency or commission or other authority or instrumentality of any such government.

“Holder Designees” has the meaning set forth in Section 1.1(b).

“Initial Stockholder” has the meaning set forth in the Preamble.

“Initial Stockholder Designees” has the meaning set forth in Section 1.1(a).

“Investment Agreement” has the meaning set forth in the Recitals.

“Law” means any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or other legally binding requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Majority Approved Holders” means, as of any date, the Approved Holders holding a majority of the Original Preferred Shares then held by all Approved Holders.

“Majority Stockholders” means, as of any date, the Stockholders holding a majority of the Common Stock of the Company on a fully-diluted, as converted basis then held by all Stockholders.

“Merger Agreement” has the meaning set forth in the Recitals.

“Original Preferred Shares” means, as of any date, the Common Stock issuable upon conversion of the Series A Preferred Stock issued pursuant to the Investment Agreement on the date hereof plus the shares of Common Stock that were converted from shares of Series A Preferred Stock issued pursuant to the Investment Agreement as of the date hereof (excluding, for the avoidance of doubt, all shares of Series A Preferred Stock issued upon the conversion of the Series B Preferred Stock and all shares of Common Stock issued upon conversion of such shares of Series A Preferred Stock.

“Percentage Ownership” means, as to any Stockholder and as of any date, the percentage equal to (i) the aggregate number of shares of Common Stock held by such Stockholder on a fully diluted, as-converted basis divided by (ii) the total number of outstanding shares of Common Stock of the Company on a fully diluted, as-converted basis.

“Permitted Issuance” means any issuance of Common Stock or Equity-based Securities in connection with (i) stock dividends, (ii) stock splits or subdivisions, (iii) reclassifications, redomestications and similar transactions (except to the extent that new capital is raised in connection therewith), (iv) equity kickers to bona fide lenders, (v) issuances in respect of any equity incentive, stock option, restricted stock or similar plan approved by the Board, (vi) issuances in respect of acquisitions, (vii) issuances in respect of any shareholder rights plan or (viii) issuances in respect of conversion of the Convertible Preferred Stock.

“Permitted Transferee” means a Person (other than a Prohibited Transferee) to which the Initial Stockholder has Transferred Original Preferred Shares following written approval thereof by the Board, which approval shall not be unreasonably withheld, and that executes a joinder agreement substantially in the form attached hereto as Exhibit B; provided, that controlled Affiliates of Brookfield Asset Management Inc. shall be deemed approved by the Board for the purposes of this definition.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Preemptive Rights Issuance” has the meaning set forth in Section 2.1(a).

“Preemptive Rights Notice” has the meaning set forth in Section 2.1(b).

“Prohibited Transferee” has the meaning set forth in Section 2.3.

“Proportional Threshold” has the meaning set forth in Section 1.1(a).

“Proxy Contest” has the meaning set forth in Section 2.4(d).

“Representative” means, with respect to any Person, any director, officer, employee, Affiliate, advisor (including any financial advisor, legal counsel, accountant or consultant), agent or other representative of such Person.

“Securities” means the Convertible Preferred Stock, including the Common Stock underlying the Convertible Preferred Stock.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” means shares of preferred stock, par value $0.01 per share, designated as “Series A Convertible Preferred Stock”, of the Company issued pursuant to the Investment Agreement.

“Series B Preferred Stock” means shares of preferred stock, par value $0.01 per share, designated as “Series B Convertible Preferred Stock”, of the Company issued pursuant to the Investment Agreement.

“Standstill Period” has the meaning set forth in Section 2.4(a).

“Stockholders” means the Initial Stockholder and any Person (i) (x) who acquires Convertible Preferred Stock (or to whom Convertible Preferred Stock is transferred), whether from a Stockholder or, (y) to whom any rights, interests or obligations hereunder are assigned pursuant to Section 5.3 and (ii) in the case of both (i)(x) and (i)(y), who executes a written joinder agreement substantially in the form attached hereto as Exhibit B.

“Transfer” by any person means directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any securities owned by such person or of any interest (including any voting interest) in any securities owned by such person.

4.2 Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. All references herein to “Articles” and “Sections” shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” References to “$” or “dollars” means United States dollars. The definitions given for terms in this Article IV and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References herein to any agreement or letter shall be deemed references to such agreement or letter as it may be amended, restated or otherwise revised from time to time.

ARTICLE V

MISCELLANEOUS

5.1 Term. This Agreement will be effective as of the date hereof and, except as otherwise set forth herein, will continue in effect thereafter until the mutual written agreement of the Company and the Majority Stockholders.

5.2 Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and the Majority Stockholders. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

5.3 Successors and Assigns. Except as otherwise provided below, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Company and the Majority Stockholders. Notwithstanding the foregoing, (i) subject to the execution of a joinder agreement substantially in the form set forth as Exhibit B, a Stockholder may assign all or any portion of its rights, interests or obligations under this Agreement to any Person (other than a Prohibited Transferee) to which such Stockholder assigns or transfers Securities and (ii) this Agreement may be assigned by operation of law by the Company. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 5.3 shall be void.

5.4 Confidentiality. The parties recognize that, in connection with the performance of this Agreement, the Company may provide the Stockholders with access to, or otherwise furnish the Stockholders with, certain Confidential Information. The Stockholders shall keep all Confidential Information strictly confidential and not disclose any such Confidential

Information to any other Person, except as may be required by applicable Law, or at the request of any applicable Governmental Entity; provided, however, that each Stockholder may disclose such Confidential Information to its Representatives who need to know such Confidential Information for purposes of such Stockholder’s investment in the Company and who agree to be bound by the terms of this Section 5.4. Furthermore, each Stockholder shall not, and shall cause its Representatives not to, use any Confidential Information for any purpose whatsoever other than to evaluate its investment in the Company. Each Stockholder shall take precautions that are reasonable, necessary and appropriate to guard the confidentiality of the Confidential Information and shall treat such Confidential Information with at least the same degree of care which it applies to its own confidential and proprietary information. In the event that any Stockholder (or any Affiliates thereof) is required by applicable Law, or at the request of any applicable Governmental Entity, to disclose any Confidential Information, it shall, to the extent permitted by applicable Law, provide prompt written notice to the Company to enable the Company to seek an appropriate protective order or remedy. Each Stockholder hereby acknowledges and agrees that all Confidential Information is and shall at all times remain the sole and exclusive property of the Company or its Affiliates. For the avoidance of doubt, the terms of this Section 5.4 shall survive the termination of this Agreement.

5.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

5.6 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

5.7 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, the Investment Agreement and the Registration Rights Agreement, constitutes the entire agreement among the parties or to which they are subject and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of the transactions contemplated hereby and thereby.

5.8 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (excluding choice-of-law principles of the laws of such State that would permit the application of the laws of a jurisdiction other than such State), without regard to any applicable conflicts-of-law principles. The parties hereto agree that any suit, action or proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the federal courts of the United States of America located in the State of Delaware. Each of the parties hereto submits to the exclusive jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

5.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.10 Specific Performance. The parties hereto agree that irreparable damage may occur if any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 5.8, in addition to any other remedy to which they are entitled at law or in equity.

5.11 No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns, all of whom shall be third-party beneficiaries of this Agreement.

5.12 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

GrafTech International Ltd.
Suite 300 Park Center I
6100 Oak Tree Boulevard
Independence, Ohio 44131
Attn:	General Counsel
E-mail:	john.moran@graftech.com
Fax:	216-676-2526

with copies (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attn:	Steven A. Seidman
Michael A. Schwartz
E-mail:	sseidman@willkie.com
mschwartz@willkie.com
Fax:	212-728-8111

and

Withers Bergman LLP
660 Steamboat Road
Greenwich, Connecticut 06830
Attn:	M. Ridgway Barker
E-mail:	mr.barker@withersworldwide.com
Fax:	203-302-6613

If to the Initial Stockholder, to:

BCP IV GrafTech Holdings LP
c/o: Brookfield Capital Partners Ltd.
Brookfield Place
181 Bay Street, Suite 300
Toronto, Ontario M5J 2T3
Attn:	David Nowak
Peter Gordon
E-mail:	David.Nowak@brookfield.com
Peter.Gordon@brookfield.com
Fax:	416-365-9642

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn:	Michael J. Aiello Jackie Cohen
E-mail:	michael.aiello@weil.com
jackie.cohen@weil.com
Fax:	212-310-8007

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

GRAFTECH INTERNATIONAL LTD.

By:
Name:
Title:

[Signature page to Stockholder Rights Agreement]

BCP IV GRAFTECH HOLDINGS LP

By its general partner, BPE IV (Non-Cdn) GP LP,

By its general partner, Brookfield Capital Partners Ltd.,

Name:	David Nowak
Title:	Managing Partner

Name:	J. Peter Gordon
Title:	Managing Partner

[Signature page to Stockholder Rights Agreement]

EXHIBIT A

PROHIBITED TRANSFEREES

The following names are based on information available and minor discrepancies shall not be deemed to exclude such entities from the definition of Prohibited Transferees.

Energoprom Group

Graphite India Limited

Electrocarbon S.A. (also known as Slatina)

HEG Limited

Henan Sanli Carbon Products Co., Ltd.

Hunan Yinguang Carbon Co., Ltd.

Xuzhou Jiang Long Carbon Co., Ltd.

Jinneng Datong Carbon Co., Ltd.

Kaifeng Carbon Company Limited

Hebei Shuntian Electrode Co. Ltd, fka (Laishui Long Great Wall Electrode Co., Ltd.)

Fangda Group (Fushun, Chengdu, Hefei and Lanzhou)

Liaoyang Carbon Co., Ltd.

Liaoyang Shoushan Carbon Factory

Linyi County Lubei Carbon Co., Ltd.

Linzhou Electrical Carbon Co., Ltd

Linzhou Hongqiqu Electrical Carbon Co., Ltd.

Nantong Yangzi Carbon Co., Ltd. (also known as Nantong River-East Carbon Joint Stock Co., Ltd.)

Nippon Carbon Company, Co., Ltd.

SEC Carbon Limited

SGL Group

Shandong Basan Carbon Co., Ltd.

Shijiazhuang Huanan Carbon Factory

Showa Denko K.K.

Sinosteel Carbon Co., Ltd. (Jilin, Songjiang)

Showa Denko Sichuan Carbon Co., Ltd.

Superior Graphite

Tokai Carbon Co., Ltd.

Ukrainian Graphite Pubjsc (also known as Ukrainsky Grafit Company)

Henglongjiang Xinyuan Carbon Co., Ltd.

Pingdingshan Sanji Carbon Co., Ltd.

Dandong Xinxing Carbon Co., Ltd.

Neimeng Xinghe Xingyong Carbon

Fushun Jinli Petrochemical Co., Ltd.

Linghai Hongfeng Carbon Co., Ltd.

Shanxi Zhiyao Carbon Co., Ltd.

Xinghe Muzi Carbon Co., Ltd.

Xuzhou Jinno Graphite Co., Ltd.

Datong Xincheng Carbon Co., Ltd.

Shanxi Hongte - SGL JV

Xinzhengshi Yudian Carbon Co., Ltd.

Handan Huayuan Carbon Co., Ltd.

Mersen S.A.

Toyo Tanso Co. Ltd.

Ibiden Co., Ltd.

Phillips 66 Company

C-Chem Co., Ltd.

Mitsubishi

Nippon Steel Chemical Co.

Sumitomo Corporation

Koch Industries, Inc.

The Morgan Crucible Company PLC

EXHIBIT B

JOINDER AGREEMENT

GrafTech International Ltd.

Suite 300 Park Center Drive

6100 Oak Tree Boulevard

Independence, Ohio 44131

Attention: General Counsel

Ladies and Gentlemen:

Reference is made to the Stockholder Rights Agreement, dated as of [●], 2015 (as such agreement may have been or may be amended from time to time) (the “Agreement”), by and among GrafTech International Ltd., a Delaware corporation, BCP IV GrafTech Holdings LP, a limited partnership formed under the laws of Delaware and any other parties identified on the signature pages of any joinder agreements substantially similar to this joinder agreement executed and delivered in accordance with the Agreement. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Agreement.

The undersigned agrees that, as of the date written below, the undersigned shall become a party to the Agreement, and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as a “Stockholder,” as though an original party thereto. The undersigned represents and warrants that the representations and warranties set forth in Section 3.1 of the Agreement are true and correct in all respects as of the date hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the [    ]th day of [                    ], [        ].

[ ]

By:
Name:
Title: